Exhibit 99.1

Innventure Analyst Day 2024

April 22, 2024

Lucas Harper, Chief Investment Officer:

On behalf of my colleagues, I'd like to thank you all for being here today. Those of you that have joined us in person and those that are here online. We're very excited to be here today to talk to you about how we build companies. But before we get started, I want to point out the disclaimer pages. I will do you the favor of not reading them to you, but I do suggest that you review them because they discuss the nature of the information that we're going to be going through today. Our plan today is to give you an overview of Innventure by our CEO Bill Haskell, and then we'll spend a little time talking to you about how we think about building companies. You'll get a chance to meet a couple of our CEOs that are executing under the model that we've constructed here, and then we'll get to discussion around how we're going to report to you and value creation at the end, and then we'll leave it open for questions from there.

So the model we're going to talk to you about today has roots that go back over 30 years. Our CEO Bill Haskell and one of our founders, Dr. John Scott, met earlier in their careers at DBA Systems, a company that was eventually acquired by General Dynamics where they were working as rocket scientists on space-borne imaging systems. And they took that expertise and love for technologies and launched what was the first instantiation of the Innventure model. They were joined early on by Mike Otworth, who's one of our co-founders and our executive chairman. And the three of them together built dozens of companies. They've all been CEOs of both public and private companies. And if I'm not mistaken, I believe that this is the eighth company that they will have taken public together. And for those of you that are here in person, if you haven't had a chance to spend time with some of the team that's here, I would encourage you to introduce yourself.

We have a very seasoned group of executives, science backgrounds to review technologies that range from applied mathematics, physics, high energy astrophysics, engineering, chemical engineering and chemistry. Pardon me if I've left out a PhD somewhere. But we have operators that are well experienced in the management of startups. We have a capital markets finance and legal teams that are institutionally experienced in both the private and public markets. And so all of these things, these backgrounds really come together in what we refer to as the science, the ingredients for the science of building companies. And so our model is really focused around building and scaling high-growth ventures. We execute this where we're an operating company that launches wholly-owned new companies in strategic collaboration with multinationals where we're focusing on technologies that they invent or adopt to solve some specific unmet market need. But the technology itself is outside of their core operating mandate in terms of what it is that they do on a day to day.

But they're so excited about that technology from an end-use perspective because of the immediate value that it provides to them the moment that they have it in their hands, that they want to partner with us strategically to build and scale the company for them as one of the first customers potentially. And to that end, the center of the bullseye, what we're looking for as we're evaluating technologies with these multinationals is that they want to be one of, if not the first client to the technology and or channel to the marketplace otherwise, so that we understand what market adoption is going to look like before we actually launch the company.

And we look at a lot of technologies here at Innventure, and we're very discriminant about what it is that we move forward with. And the methodology that we utilize that you'll hear more about today is what we refer to as the closed loop model. And the closed loop model has four core tenets to it. The first is that their technology is unique to the multinational that we're dealing with. The second is that they're proven technologies and that they've been funded beyond the proof of concept, at least to a pilot form. They're based on the experience and data of a multinational. And importantly, the multinational wants to help catalyze early adoption.

And so the focus of our process is to mitigate a lot of the early stage risks inherent in building and scaling new ventures. And so that by the time we launch it, we know who created it, why it was created, who wants it, so that we're launching a company and what is more akin to a B round. And our goal is to arrive at a scenario where we're going to get early stage economics because we're the founders, owners and operators of these companies. So we're launching them from a zero basis, but it's a much later stage risk profile based upon the facets of our model and the fact that we're skipping over five to 10 years of development time and $30 to $50 million of capital spend before we take on the technology. Again, all of this is a goal of really providing a better risk adjusted basis with which to launch new companies.

And so why are we here to talk to you today about going public? Well, the first few companies that we've launched, as a result of the success, we've seen a big uptick in the volume and velocity of the number of multinationals that we're dealing with, and therefore the number of technologies that we're reviewing. And so this is really for us about an evolution of our financing model. Our goal is to be able to seed these companies off our balance sheet and fund them at least and through until they're B round, so that we can maintain majority ownership and control these companies throughout their life cycle. We can consolidate cash flows to run Innventure from a cash flow positive perspective. And then importantly, we can manage each underlying company to what we believe is a maximum value on the growth curve before we make any exit or long-term hold decisions, which we think is going to drive a lot of value then back to the balance sheet and back to our shareholders.

So we're really excited about the team that we've put together to make this happen. As our process is repeatable and scalable, you're going to see that we're going to intend to deliver a low-throughput model of high-conviction ideas. We're going to look to launch a company approximately once a year. It's more about the discipline of hitting the model than the timing. But over time, we're going to develop a high-growth conglomerate of companies that we have founded, funded, owned, and operated here at Innventure through a process that's designed to maximize value back to Innventure and its shareholders.

And so from our perspective, if you like early-stage cutting-edge technologies that have heretofore only really been available primarily to larger institutions through long lockup vehicles where it takes exits to be able to realize value, we think that this is going to provide a better risk-adjusted methodology for you to access those technologies in a scenario where returns are going to be more readily available to you. And so with that, I'd like to turn it over to our CEO Bill Haskell. An applied mathematician by training, Bill has been a principal in all aspects of inventing and launching technologies. He's been a director of dozens of private and public companies. And anyways, he is one of the original architects of the model. So Bill, please over to you.

Bill Haskell, Chief Executive Officer:

Thank you Lucas, and I appreciate the introduction. So as Lucas mentioned, I'm Bill Haskell, I'm the CEO, and I've been in this role for about three and a half years as CEO, but I've worked with the team of folks at Innventure for, in some cases three decades or more. And as he mentioned, background is in math and science, but I spent really about 30 years taking startups from zero to commercialization. So I want to talk to you a little bit about Innventure at a little deeper level here. And so the first thing I want to talk about is what's Innventure really all about? So our business really is to enable our multinational partners to commercialize some of their very best technologies for their own strategic advantage. And as Lucas mentioned, they develop certain technologies, that can augment their business, but they're not core for them. And so they need really an external partner like Innventure to help commercialize those technologies and bring them to the marketplace.

And for them, it's really binary. Either it works and it's in the marketplace or it doesn't. So they not only need somebody that can do that, but they need somebody that can do that with a high probability of success. And so over time we've developed, and I say time, decades of time, we've really developed an innovation model that is really designed to produce these companies very systematically with a high probability of success, as I mentioned. So I'd like to speak to this in a little bit more detail as we go forward. So what have we done so far? So we've started three companies. The first is PureCycle. This is a technology that we sourced from Procter & Gamble, sorry, I advanced the slide. From Procter & Gamble. And this meets a strategic sustainability need for P&G, which is why they invented it in the first place.

This company converts used polypropylene into recycled resin, which is really the equivalent of virgin resin that you can make new plastic products from. They commissioned their first large-scale plant, which is in Ironton, Ohio. It's a very large-scale plant that's today producing millions of pounds of recycled resin on spec. And we took this company public in 2021, and we did it through a SPAC merger, much like we're positioning to do for Innventure. And when we did that, we distributed the shares in specie to our shareholders. So while we don't own very much of the company today, it does validate our ability, our model, to produce these billion-dollar-plus companies. And Tom Cripe, who actually was at Procter & Gamble at the time that we started PureCycle, will talk a little bit more about the company and why a company like P&G would have an interest in working with Innventure.

Our second company, AeroFlexx is based on a technology that we also sourced from Procter & Gamble that provides a very novel liquid packaging solution, which Andy Meyer is going to tell you about in some detail. This company is in Westchester, Ohio. It's manufacturing ready. What I mean by that is that they have two full-scale production lines up and operating that are ready to fulfill commercial orders. Today we own about 26% of the company directly, but we're also the general partner of a fund that owns a further 33%. So we fully control and operate this business.

The most recent company we started is called Accelsius, which is based in Austin, Texas. And Accelsius is based on a technology that we acquired from Nokia Bell Labs. And Josh Claman, who's the CEO is going to give you a full detailed brief on the company, but this produces what we call direct-to-chip two-phase liquid cooling, which is a bit of a mouthful, but think of it as a way to replace air conditioning as the primary cooling method to cool these very hot processors that are being developed to support the generative AI boom that's going on in the marketplace today.

This is a company that has gone from a standing start in June of 2022 to producing commercial products that are being delivered in the market this quarter, which is quite remarkable given the complexity of the technology and the complexity of the way you have to take this solution to the marketplace. So we're very excited and proud of what we've done at Accelsius. It's also the first company that we've developed under what we call the conglomerate model. What that means is that not only do we own a majority of it today, we intend to own a majority of these for the longer term, and that'll be true for companies four, five and beyond. And the goal there is to be able to consolidate financials and then we can take the cash flows from those businesses to fund not only Innventure but future NewCos as we go forward. So we call that an evergreen model, which I'll discuss in a minute.

Now, you'll note that all three of these companies really meet acute sustainability needs of our multinational partners, which is quite common by the way. If you look at all these multinationals, they all have made commitments to shareholders and customers to meet certain sustainability needs that they've discussed, and... Excuse me, dropping my clicker here. So they meet the sustainability needs. And so it's kind of like fishing where the fish are. There's a lot of opportunity in the sustainability space. And so you'll see that we're fairly overweighted in that sector. Now, in addition to the three companies we've started, we have today 11 multinational partners that are actively showing us technologies. And we believe from that pipeline alone, we'll see companies four, five and beyond. But on top of that, we have another two dozen multinationals that have approached us and have an interest in working with Innventure based upon seeing the successes that we've produced for both P&G and Nokia.

So how do we do this? So while high growth venturing is normally quite a risky proposition, as Lucas mentioned, we've developed this methodology to systematically produce companies that we believe will produce a very high rate of success. And we call it the science of company building actually. And there are really five key things that you should take away that we've discovered over decades now that really help us drive the risk down, much of which we do before we even start. The first is that we source these unmet needs from our multinational partners. They've got sales and marketing forces traveling the globe, they're listening to the market, and if there's some disruptive need in the marketplace that they're not fulfilling, they convey those ideas to us. Then we have unique access to technologies that they've developed, which are specifically designed to address those needs. So if you can start with knowing what the market wants and then have a technology to address it, you're kind of off to the races.

Third, they can really help catalyze adoption. They've got more sales and marketing muscle than any startup could ever hope to produce in years with almost infinite resource. So they can really help us sell these transformative disruptive solutions into the marketplace much more readily than a traditional startup would. Number four, we provide the capital. As Lucas discussed, our plan is to be able to provide all of the capital needs to take companies from inception all the way through to commercialization that allows us to hold majority ownership for the long term, which is aligned with our model that we've discussed. And then number five, we have talent that have done this over and over and over again, taking companies from zero to commercial scale, some of us more than a dozen times, which perhaps means those of us that have the least hair are the ones that have done the most.

So what's our playbook look like? Well, sorry, I skipped over one. Closed loop model. So we have something we call the closed loop model, which Lucas gave you a little bit of brief to. What that really means is that we take the company, the multinational that gave us the market need and gave us the technology and they can also be a channel to the marketplace or a direct customer. That's what we mean by closing the loop. So there are really four different things, four different components of this close-up model that I want to discuss. Number one, we have this unique access to these opportunities, an opportunity being the combination of an unmet market need and a technology designed to meet that need. And then through our deep relationships with our multinational partners, we have access to very rich data sets with respect to the details of the marketplace.

So we get a lot of color on the dynamics of the market, the competitive landscape and other things that help us assess the risk of taking a new technology solution to the marketplace. And then the technologies themselves, of course, have typically had tens of millions of dollars of investment and many years, and that's all time, money and risk, quite frankly, that we don't have to absorb. So you get to start farther down the path than most startups are able to do. And then as I mentioned, we lever the sales and marketing muscle of our multinational partners to drive or catalyze adoption into the marketplace. So now we'll talk about the playbook.

So we start by evaluating these solutions that, again, that are designed to meet pre-existing unmet market needs. Again, materially reducing the risks that we have to absorb with both the capital needs and the time. And then we deploy our own, what we call serial CXOs. These are executives that are Innventure employees that have built startups over and over and over again. So we're not betting on that first-time entrepreneur. And we also avoid what we sort of jokingly refer to as the founder's deadly embrace. And what we mean by that is that most inventor founders have a very detailed preconceived idea of how they want to take something to the marketplace, and they're quite wed to it, and it's almost emotional. And given that we're not the inventors of the technology, we're data-driven, we let the market tell us how to best deliver this solution to the marketplace in a way that the market's readily able to accept it. So that's something that we get as a result of, again, not betting on that first time entrepreneur.

And then we can lever the marketing power again of these multinationals to sort of pre-sell or be early customers and or channels to help us drive adoption. A great example is what happened in PureCycle. PureCycle pre-sold 100% of its production for the next 20 years in the first commercial scale plant before breaking ground. That's something that any startup would never have the ability to do on their own. So that just gives you sort of the power of levering that extensive sales and marketing network that exists in our multinational partners. And then by evergreen, what we mean is that the capital we're raising now is designed to last us for the next few years, and that will bridge us comfortably to the point where the companies that we do consolidate, companies that we own majorities of will produce adequate cash flow to not only fund Innventure, but to fund our series of NewCos thereafter.

So when we do this, we talk about something called the strike zone, and these are all things that we do really before we start. Our goal is to squeeze out as much risk as we can out of these businesses before we hit the go button. And so it starts again with understanding the need in the marketplace. That may seem fairly obvious to most people, but surprisingly, most inventors invent what they're interested in and then they hope they can find somebody that wants to buy it. We know a priori what the demand is in the marketplace, and again, with a lot of color around the details of the market. And then we couple that with this technology that's been specifically designed to address the need. And then the third thing is that we have to then decide can we build a business out of this that can make money and that is valuable to our shareholders?

You can find lots of technology solutions that meet needs, but it doesn't mean you can make a business out of it that is economic. So we have to look at can we get really attractive margins? Do we have sustainable differentiation which allows us to protect those margins long-term? Is it compelling economically? Is there a compelling reason for the market to adopt it? So a lot of these features, and so what we really do is prototype the business. If you want to think about it in those terms, we know how we're going to go to market. We've got a proforma of the business, so we have a great understanding of where we are going into this. If we do all of those things well then by the time we start, we should be able to produce companies with a much, much higher success rate as compared to alternative approaches.

Now, we're often asked, how do you differentiate yourself from other asset classes? Well, most importantly, we don't invest in other people's businesses. We develop these businesses from scratch, we fund them, we scale them, we operate them. And so at our heart, we're really owner-operators, we're not investors. And we can all do this in a way that provides continued liquidity for our investors. As a public entity ourselves, as Innventure, our investors can obviously access capital at any point they choose. And then we have the ability to redeploy the cash, as I mentioned from companies that we consolidate and we can take that cash flow and use it to fund future NewCos. We have a lot of flexibility there. As I mentioned, if we're true to our methodology and very objective, we expect to be able to do this with a very high rate of success.

We then are betting on our own folks, as I mentioned, people that have done this over and over again, and that is a big risk mitigant. A lot of companies fail because they have founders that have taken their ride for the very first time and they don't know where all the landmines are. And again, having done this many, many times over, we feel like that's a significant advantage to us. Then we have something called high leverage. And just to be 100% clear, I'm not talking about debt. What I mean is, since we found all of these companies from our own balance sheet, we own 100% of the founder shares at a zero basis, and that gives us really a good economic leverage, if you want to think about it as compared to investing in a company that has a pre-money valuation of X. So that's what I mean by leverage here.

So how do we create value for our shareholders? That's perhaps the most important thing. So first, we acquire these solutions that I've discussed that have already been proven to meet an existing need in the marketplace. And when I say proven, what I'm really meaning is that we're not taking science risk. These technologies work. The risk we're taking really is engineering scaling risk, which is fundamentally different than hoping you can find some way to make a technology work. That's pretty important. Also, our multinational partners do an amazing job of creating an intellectual property moat around the technology to provide sustainable differentiation. They're very good at creating these broad patent portfolios and families and a lot of intellectual property. So when we inherit these technologies, we have a good view that they're going to work and they're going to work reliably.

In addition to that, if you look at PureCycle, and this is an example of the sort of leverage I discussed, when we took the company public, as I mentioned, we distributed the shares in specie to the, excuse me, the investors in Innventure, a little bit of a tongue twister. Those investors have achieved more than a twenty-three-fold return on their invested capital just on PureCycle alone. And if they're still holding the shares today, it'll be closer to a thirty-fold return based on today's share price. It should also be noted that those investors that are still on the balance sheet also get their respective pieces in every other new co that we develop here on after, right? So they're getting a piece of AeroFlexx, getting a piece of Accelsius. They're going to get a piece of NewCos four, five and six without any further investment of capital. So it's kind of an ongoing annuity model, if you want to think about it through the lens of our investors.

Now more broadly, to run Innventure, to fund Innventure and to fund all of the needs of our children, our offspring, it's on order a $30 to $50 million a year, nut I'll call it, depending on the type of company that we're commercializing at any given time. So for every billion dollar plus company that we create that we own a majority of, you can sort of do the math, I could do it for you, but I think you can do it yourselves. You get many multiples on invested capital with just one success. So it's a pretty generous model from a shareholder standpoint in that we have, and it's because we have that financial leverage that I discussed before. So we've talked about how we can benefit and how our shareholders can benefit.

How do our multinational partners benefit and why do they want to work with us in the first place? So the first thing you should know is that the top 100 R&D spenders globally spend over $700 billion, billion with a B, every year on R&D, and a single digit fraction of that turns into commercial product. So the opportunity set is vast for us. There's a huge amount of technologies that are available to us that haven't been commercialized, and there are some very good ones that are in there. But these multinationals need certain technologies, as I've discussed, commercialized for their own strategic benefit, which is again, why they need somebody like us to bring them to the marketplace. And again, to do it with a high probability success.

Now, while the funnel at the top is very large of opportunities, the number of things that come up the bottom is a lot smaller. And Colin is going to go through a detailed view of our, what we call our DownSelect process, which is how we winnow all of those opportunities down to those nuggets that can turn into successful billion dollar plus outcomes. But the key is that we have to be completely uncompromising in how we pick and choose those companies. We have no ability to say, "Well, it doesn't really meet this criteria, but we're going to start it anyway." We would rather do fewer companies and do them well. And because of this, again, efficient use of capital, it really doesn't require that we do five companies a year or three companies a year. We can do those at a smaller rate, but still produce very, very high shareholder returns.

Now, I want to elaborate a little bit on what we discussed as the conglomerate model before. Again, going forward, we intend to hold our NewCos for the long term so we can ride the value creation curve of those companies up. In the case of PureCycle, we distributed it very early in its life. We think it has a lot of growth and value hereafter. Our shareholders will miss out on that unless they just got the shares distributed to themselves directly. And the timing of trying to exit to fund the future NewCos is always a bit perilous. Market's are not always ready for what you have or your company's not at the right time for an exit. So by having us be public and having the capital to fund those companies, we insulate ourselves from the vagaries of the market and the timing associated with it. So we think we can drive a lot more shareholder value by holding these companies, again throughout their lifecycle and then optimize that value.

And we can do that in a way which provides ongoing liquidity to our shareholders because they can access capital anytime they choose, given that we’ll be a public entity. So there's no pressure on us to exit artificially NewCos to provide that liquidity to our shareholders.

Now, if you're going to focus on one slide in the deck, feast your eyes on this one. This is the one I think that has, kind of tells the story in a nutshell. So through our deep relationship with our multinationals, we really get a tremendous head start. Most importantly, we're starting with a technology again, where there's been tens of millions of dollars typically and many, many years of development. And that's time and risk that we don't have to absorb. But we also know a great deal about the marketplace.

We know, again, the size of the market, who wants to buy it, how we're going to go to market. We know what the competitive landscape looks like. We have an IP moat built around the technology. All of these things we know before we hit the go button, which is very valuable to us. And if you put all that together, you really have mitigated a lot of the risk before you start. And then we're launching these companies, as Lucas mentioned, at a zero basis from our balance sheet. So we have sort of that economic power of owning all those shares with very little capital invested up to that point. Somebody described this as by the time we start, we're giving birth to teenagers, not infants. So ultimately we can skip over that teething and learning to walk stage and go right to the point where we're sort of teaching our children how to drive.

And then as you are going to hear from Roland, this company also has what we call compound growth. And what we mean by that is that we're getting organic growth from each of the companies that we're launching and starting, and they're rapid growth companies in and of themselves, but then we're adding new companies to the family on an ongoing basis. And so this really has the potential to produce exponential growth for our shareholders.

I want to go back to the five points that I mentioned about managing risk. So most importantly, again, we source these strategic unmet market needs from our multinational partners. So we cheat by knowing what the market wants in advance. Again, surprisingly, most entrepreneurs don't do that. They just invent what they're interested in. So we avoid that. We have that knowledge a priori. We also have this unique access to technologies that were specifically designed to meet those unmet market needs. Again, a giant advantage and time and money that we don't have to spend.

And then our multinational partners can help catalyze early adoption by being a customer or a channel, and I should mention that our multinationals, it's really a network of multinational partners. And occasionally it's true that one multinational will invent a technology to meet an existing unmet market need, but a different multinational partner may be a better partner to commercialize it and drive that adoption in the marketplace. And then of course, we provide the capital to fund these companies all the way through their life cycle. Again, allowing us to hold a majority and controlling those businesses, which is in our shareholders’ best interest. That's what drives the most value. And then we bet on ourselves. We have a team of entrepreneurs that have repeatedly done this over and over again, and not betting on first time entrepreneur is a big deal. There's a saying, which I always have loved, which is "Vision without execution is fantasy”. And so we focus like a laser on the execution game. And again, try to manage as much of the risk as we can before we even start.

So let's talk about the commercialization timeline of the companies that we've done to date. And I would say the trend is our friend here. What you'll see is that the timeline of going from zero to commercialization is trending shorter. And most of that is because we're spending a lot more time figuring out what the right game to play is. And we can optimize around a lot of things. We can optimize around capital needs. We can optimize around gestation. For instance, we're not likely to go do something in the biotech space that has a ten-year FDA cycle, right? That isn't in our shareholders’ best interest.

So we can look at the opportunities before us and we can pick those things that we think are going to drive the best shareholder value going forward.

Well now, I want to turn it over to Tom Cripe, who heads our strategic partnerships with our multinationals. Tom has a PhD in chemistry from Northwestern, and he has really a unique perspective because he had a long career at Procter & Gamble. He was on the inside looking toward Innventure when we started PureCycle. So he can really give you a view of how the multinational thinks about working with a company like Innventure and why would they take some of their great technologies and move them to Innventure to commercialize. So with that, I'll pass it to Tom.

Tom Cripe, Head of Strategic Partnerships:

Thanks. As Bill said, my name is Tom Cripe and I head up strategic partnerships for Innventure. It's the top of the funnel. So our team is the one that establishes close working relationships with multinationals, identifies quality opportunities that they're willing to externalize, and we get our hands on those so we can evaluate them, turn them over to Colin at DownSelect, and he can whittle them down and pick the winners.

Also as Bill said, I spent a long time at P&G,, and that's central to my story. So I'm going to kind of go back in time, if you will. And as I do that, it could be kind of confusing. I'm going to say I and we, and when I do that, I mean, from the perspective of when – 10-20 years ago - I was at P&G.  I don't speak for P&G anymore. I'm an Innventure guy, but I don't want you to get mixed up two-thirds of the way through the presentation when I tell the story from my perspective as the Innventure guy. But at the beginning, I'm going to be talking as I saw things at the outset and how I started working with Innventure, why I started working with Innventure and more importantly, what we did together and what we built.

So when I was at P&G 20 years ago, I had left R&D. So I wasn't doing technology development anymore. I was doing business development. And P&G was heavily involved in open innovation as a model.  They called it connect and develop,  and basically they wanted to make the walls of the company more porous so they could bring opportunities in from the outside to drive their business. And the reverse. They had things resident within P&G that were potentially of high value outside of the walls of P&G, and we needed to be able to transport things back and forth across the walls of P&G. And that was my job. I was the guy who cut those deals.

And so I met Innventure through that work. We had a lot of technology needs. We'd share those needs with Innventure. This is 20 years ago, and I started working with Mike and Bill and John. And they had good relationships with universities, government labs, private labs, and they would bring assets back that they thought were good, that they thought P&G might value. And so that's how we got to start working together.

And now the stuff they brought, the technologies themselves, they're always cool, they had a really good eye, but that's not what stood out in my mind, it's the more the skills and the attributes they had. I mean, they were collaborative, easy to work with, friendly and all that, sharp, savvy entrepreneurs, and I mean, when I say entrepreneurs, I mean real entrepreneurs. At P&G, you don't see entrepreneurs very often. It's a big company, culture and environment. And these guys stood out.

And so they, over a course of maybe 10 years, brought me an opportunity once a year that kind of fit against things we were looking for. And life was sweet. It was very nice. And I was very happy with the working relationship. And then one day they called and said, "We're coming to town, coming to Cincinnati. We'd like to get together for dinner," which meant drinks. And so we met at a bar a couple of blocks away from the general offices, and they told me they were thinking of reconstituting the company and they wanted to kind of pick my brain, work closely with P&G to see how could we do something more close together, more tighter, what could we accomplish together? And this was music to my ears.

What I had never really talked to them about is I had other needs, needs that were not being met. I mean, they had been working with me on an inbound to P&G. They were bringing me technologies, but there are an army of people doing that, right? So P&G has its own thousands of researchers inventing things. We had hundreds of suppliers inventing things, bringing us opportunities, and every VC startup on the planet who had something that could fit with P&G's business model was ringing our doorbell.

And so there was a lot of inbound action, but I had quality assets that needed to be commercialized externally. And I'll tell you about why in a couple of slides. And I had no one to take them to. So when they said, "We're thinking of maybe working together differently. We could build something together." This is what we built.

We built, I view it as a better innovation model. Quite frankly, I didn't think about anything other than a better innovation model. I wanted to take what they were really good at, entrepreneurs, fast, agile, focused, willing to kind of do whatever, disrupt markets if necessary, constructively, but they were going to disrupt if they had to. Take that and wire it together with what a big company is really good at. And Bill talked about that. Deep market knowledge, great technical resources, ability to patent, protect stuff and being commercial support when a startup was ready to conduct business.

So I wanted to wire that together, and that's what we built together. And I tell you, it was exciting. The part we talked most about and maybe we didn't agree on at the outset, was who was going to bring the money? I'm not naming names, but some people in Innventure thought that I should bring the money, P&G should bring the money. They saw big sacks of cash in the lobby at the P&G headquarters. And I was like, "No. No, no. We'll bring you things that are more valuable than money. Okay? Don't look at us as a source of cash. We'll bring you assets and knowledge that is invaluable, really. You bring the money."

And one day it was like, "I'm not bringing you one nickel ever."  Now, there was a reason for that. I think they thought I was being cheap, but I was not being cheap. I had, I think, the foresight that if I started paying for this as well, that eventually they would be working for P&G. And that's the last thing I wanted. We would domesticate these really talented entrepreneurs, and I thought that would kill the magic. I wanted to bottle this magic. These guys could do stuff that P&G could never do, and if P&G was kind of in charge, it wouldn't happen anymore. So their ability to raise the money was important to me.

So as you can probably tell, I'm passionate about this. I was passionate then and more passionate now because of what Innventure has done with P&G and others since then. Let's talk about that a little bit.

So as you see this, I want you to walk away from this slide knowing why a major corporation would invent something truly valuable, truly disruptive, then choose not to commercialize it themselves and turn it over to Innventure. I want you to understand that that's in some instances, super smart, very logical, and therefore repeatable, right? Now as we walk through this, I want you to, for both PureCycle and AeroFlexx, understand that I was at P&G. This was my job. I was the guy kind of driving the commercialization decisions with a lot of other people. I wasn't doing the inventing, but I was, how are we going to commercialize this? Are we going to commercialize it ourselves? That was me.

And then I retired from P&G after 32 years. And when I joined Innventure, one of the first calls I got was from Nokia. And they said, "Hey, we've seen what you've done with P&G. It looks pretty interesting. We own Bell Labs. You may have heard of them. 10 Nobel Prizes guys." Like, "Yeah, I've heard of Bell Labs." They said, "We think we have a lot of assets that you might benefit from looking at because they could potentially form the basis of an Innventure NewCo." And so agreed to meet with them. And coming out of that work, and a lot of other discussions was Accelsius. And so I was at the beginning of all three of these companies, and I can speak with some authority as to why this thing happens. I'm going to kind of drill down on PureCycle a little bit, and then I'm going to go fast through AeroFlexx and Accelsius because you're going to hear that in depth.

So for PureCycle, why invent it? Bill already talked about it. They had sustainability mandates. They wanted to use less virgin resin, more recycled resin, but there was none available. Look, they would've been happy to buy it if it was out there, but it wasn't out there. There was no high-quality recycled resin. It was gray and it was smelly, and you cannot make a quality product out of gray, smelly plastic. So they said, "Certainly, one of the people that are in the industry, in this resin industry, plastics industry, has been working on how to purify and reuse this resin." No, no, there was nothing going on.

They looked at the patent literature, the R&D literature, nothing. So they could have ignored it, but P&G has been around 180-some years at that point in time, and you don't survive that long by ignoring things that are going to impact your business. So they put a small R&D team together, very sharp guy, PhD polymer engineer, and they came up with a way to basically clean dirty polypropylene. And I won't go into any details because it's not important how that was done. But starts dirty, ends up virgin white odorless. Could be used over and over again.

So they did it for their own strategic interests. And then they called me. So like, "Okay, we got this thing. This looks pretty interesting. We're starting to think about commercializing. How are we going to do this?" And it took five minutes. They were already there in their heads, they knew, I think. The reason they called me is because the external guy, and they knew that this is probably needed to be externalized.

There was no way. I reinforced this in my first meeting, there's no way P&G is going to collect scrap plastic as a business. There's no way that they're going to spend hundreds of millions of dollars on a resin purification plant, won't happen. "Yeah, we kind of thought that was the case. So we think maybe we should take this to this..." So the decision was taken to externalize it because if it's not externalized, it's dead. It could have flopped around in the lab for another 10 years, but we never would've commercialized it. And so to externalize it, the logical choice was take it to people who are in the resin business.

And that sounds smart, but if you've ever tried to do this, and I have, I invented a lot of technologies, you're not always received warmly by people in an industry when you have invented something that disrupts that industry. They don't necessarily embrace it, they don't necessarily like it. And if you can get them to take it, they're never going to maximize the value. They're going to shoehorn it into the rest of their business and protect their sunk capital in their existing market. They don't want to help you reuse product that they made two years ago, they want you to buy more new stuff. That's kind of what gets them going.

So a new entrant makes a lot of sense, right? The incumbents are not going to protect your child. You can get them to adopt it, it's not necessarily going to go well. So you need a new entrant. And so this was the very first technology I presented to Innventure under our new model that we had built. I want to make a point. Sometimes these things are called abandoned or stranded IP/patents. This was fresh off the tree. Under a secrecy agreement, I shared this technology with Innventure before we had filed our patents. That's how fresh it was.

We did it because we knew it needed to be invested in and grown up and taken to the market, and we wanted to go fast. And so we met with Innventure and we shared the market data saying, "Hey, not only is it a huge market, we want to buy it, but all these other people are going to want to buy it. There's no one working in this space. There's no competitive approaches or threats. Look at our innovation, super solid. We're going to have an ironclad IP position." And we did end up with an ironclad IP position. And then the market knowledge. "We had canvassed the market. These are the segments of the industry that are going to be friendly to a startup in this space. These are the segments of the industry that might be skeptical, but they'd be maybe more neutral. And then maybe some guys that you don't want to go talking to right out in day one that aren't going to be warm and welcome."

But importantly, the research indicated that there was a subset of the market that would pay a premium for high-quality recycled resin. Now, recycled resin was garbage at the time. You could sell it for much lower than the price of virgin resin because of the quality. But if it was high quality, we thought there was a market that could pay a premium. And because it was such a massive market, that could be a pretty big number. So as it turns out, I mean you think of the package with the bow on it, got tied up and handed to Innventure. This was a pretty nice package.

And so we closed the meeting and they said, "You're right, you do have some pretty good stuff." And within a matter of, I don't know, two months before we'd even signed the deal, they'd raised $2 million to support the technology. They'd found a place to put the first plant. They were off and running. And I never could imagine any kind of normal partner having done that. So that's the skill they brought.

And you heard a little bit about what PureCycle has done since then, multiple plants in various stages of planning and construction around the world. And P&G is a customer, plus a whole bunch of other big name companies. Fantastic story. So that's kind of why you want to maximize the value, you want things to go fast. Sometimes you need a new entrant.

AeroFlexx and Accelsius, very similar stories. You're going to hear from their CEO, so I'm not going to go into any depth here. But they saw stuff coming that was going to impact their business favorably if they had a controlling stake somehow, or unfavorably if they didn't. They chose smartly not to ignore these things, right? They chose to earn a seat at the table by inventing something, something that would potentially help direct the market. That's why they invented the technology.

Why did they not commercialize it themselves? Well, not everything that impacts your business should become your business. There's a distinction. You can care, but you don't want to be in that business. You don't want to vertically integrate necessarily when you are in your own industry. You want to stick to your knitting, know what your business is and not get dragged down. So it makes a lot of sense for these folks not to commercialize it themselves.

 And then if what you've developed with your millions and millions of dollars and years of research is worthy of having a company built around it, think of that. You've invented this, you own it. You can't really take it forward smartly, but it's worth its own company. It's disruptive. You can't take it to industry. You can't take it to the people that are already in that business. They will not embrace it. You will not maximize your value. You need a new entrant. And as I learned when I was at P&G, there aren't very many places you can take it, right? You need somebody who knows how to be an owner operator of a new technology-based startup who can raise money, who can grow this thing up properly. So that's what the story is. This makes perfect sense when you're in the shoes of those companies. And that's why this is a scalable model in my opinion.

The logic flow is ironclad, having kind of gone through it myself. And secondly, the track record that's been established, together, we've kind of reached a tipping point, and Bill talked about this a little earlier. The pipeline is growing of companies that are wanting to work with us or talk with us. 11 sharing opportunities over the last six months, and a whole bunch more beyond that. These 29 companies in this graph, they represent, if you were going to cobble them together as one big company, an aggregate of $3 trillion market cap. That's a big business. And a lot of things impact business of that scale and size, a lot of things. And it takes a lot of resources, R&D resources to grow those businesses, to defend those businesses. And some subset of that R&D spend will result in disruptive things that are not right for those companies to take forward on their own.

And in those instances  Innventure is holding their hand up, "Give us a try." Now, if it turns out this isn't enough , there's an army, a universe of other multinationals that we could go to. We could double or triple the size of this bullseye chart fairly easily if we wanted to. That's the good news. A big group, top 100 spenders spend $700 billion a year. That's a lot of money.

The better news is we don't need anywhere near this number. If we have another five or six or seven, I don't know, companies of the quality of our current ones, our current partners, we'll have no problem creating the steady stream of NewCos number four, five, and six. Remember, we can get multiple NewCos from one partner. We've done two already with P&G, and I don't think we're done. Time will tell.

So this is very scalable. We have a better model. It's proven, three so far. Multinationals get it. There's a lot of them. They spend a lot of money. And we're a channel to the market for a lot of those quality opportunities. The things that need a company built around them. That's what we can do. And that's our story.

So that's the end of my presentation, and I've talked to you about the beginning part of the funnel. I'm going to turn it over to Colin now, who leads our DownSelect. And it's the group that whittles it down, picks the winners. Colin has joined Innventure in 2018, and for the best part of the last 20 years or so, he's been involved as owner-operator of high growth, disruptive, technology-based startups, and often with the founders and other executives in the Innventure ranks.

Colin's a sharp guy. A engineer, a physicist by training, and then he went on to get his MBA. I don't know why, but he did. So turn it over to you, sir.

Colin Scott, Head of DownSelect:

Thank you, Tom. Appreciate it. As he mentioned, I've got a technical background, but I was fortunate enough to realize that I was better suited for building companies in the market rather than technologies in the lab. And we're probably all better for it. And that's how I came to be the head of DownSelect, which is essentially how we pick the right games to play and then plan how to play those games to win. Because at Innventure, we aim to win big.

So what is DownSelect? It is a rigorous analysis to generate outsized, risk-adjusted returns for Innventure and our shareholders through disruptive company formation. So that is really due diligence on steroids, and it's been battle-tested over 30 years as we've mentioned, and that's how we prototype the new business. And we validate that it drives new strategic growth for our multinational partners and customers market-wide.

And it's a big process. It can take many months, even a year or more. But that's how as owner-operators, we can ensure that we can aim for those outsized risk-adjusted returns. And I'll walk you through here how DownSelect can contribute to reaching those goals.

So we'll start with a quick overview of DownSelect, including a short video. I'll walk through some of the more specifics of what makes a good opportunity in DownSelect for a potential to be a high-probability NewCo. And then we'll walk through some of the specific examples of the output from that process that illustrates the benefit of this disciplined, rigorous systematic approach. And finally, we'll review some historical data of the DownSelect opportunity pipeline, and that'll show how highly selective we are. So if we could start with this video.

Video:

With the vast sea of technologies being invented by multinational corporations, how do you know which ones to choose to commercialize? This is where the DownSelect analysis by Innventure comes in. DownSelect serves two core purposes. Firstly, it assists in evaluating opportunities, enabling the selection of the best opportunity to form into an Innventure company.

Secondly, it helps to establish the initial strategy based on a comprehensive analysis to reduce risk and accelerate success for Innventure companies. The DownSelect assessment is a rigorous four-phased approach that applies consistently across technologies and industries. It's scalable and repeatable.

The first phase involves determining whether the opportunity meets key criteria. Next, we assess and prioritize an opportunity's critical model, success and risk factors. In the third phase, we quantify and validate the immediate new economic value creation. Finally, we set the initial strategy for the new Innventure company. This is where the opportunity transforms into a reality. We’re looking through the lens of each dimension of the Innventure model. Multinational partners, strategic execution, significant needs, and a breakthrough solution.

Colin Scott, Head of DownSelect:

I'll go back and talk a little bit more about each of the early ones and describe more detail around the later ones.

So in phase one, this is the opportunity screen. This is where we really look at each of the elements of the opportunity itself, take a holistic view and explore the potential in the marketplace. So we look at the partner, this is our multinational partner and how well they fit the closed-loop model that we've described. We look at the need and how significant this underlying unmet need is, how strategic it is for our partners and customers in the market. Then we look at the solution, how well differentiated it is, how transformative it is, and how essentially it delivers economic value to customers to drive adoption. And then we look at the business model that's derived from that analysis and how we can move towards strategic execution of that.

So we take that view and move into phase two, critical factor assessment. And that's when we really prioritize the key issues that are going to be make or break for the prospective NewCo. So we identify the critical success factors that we have to figure out how to enable in the NewCo's operations, and we figure out the critical risk factors that we have to figure out how to manage as we operate the NewCo.

Then we move into the later phases. We move into phase three, comprehensive quantification. That's the much deeper analysis. This is where we prototype the NewCo so that we can give birth to teenagers, as Bill mentioned. And this is when we really do that deep analysis so that we can validate that economic value to the customer that can be realized immediately when adopting the solution to their problem. And so these are not features and benefits, these are dollars and cents. And we have to make sure that those dollars that are generated for customers are sufficiently compelling to predictably drive early adoption and scale. And then ultimately, that's how we can drive that new strategic growth for partners and customers in the market.

Then we take the business model derived from that analysis, we make our financial projections, do capital planning, run scenario analysis, and that's when we get that best complete picture of what the potential for that opportunity is to be a high probability NewCo. At the end of phase three, that's the point at which we make the recommendation, make the decision to launch that high probability NewCo and grow the Innventure family.

Then in phase four, strategy and formation, that's where we establish that initial strategy for the NewCo that sets the course. So we've got a NewCo on the launch pad, we're finalizing the pre-launch activities, and we're starting the countdown so that when we launch that NewCo, the destination is already set so that we can have reduced risk, accelerated scale, and a high probability of game-changing success.

So how do we define what a high-quality opportunity is that can become a high-probability NewCo? We refer to that as the Quality Scoring. And this is what we assess for every opportunity across all phases of the DownSelect process. And we answer the key questions in each of these categories here. So first category is the market. How big is the market? How fast is it growing? Are there favorable trends in the market? What's the competitive landscape we're looking at? How truly significant and strategic is the underlying unmet need for the customers throughout the value chain?

And answering those is how we demonstrate that we can address an attractive market. The next category is the value. So that's when we look at how does the disruptive technology drive that immediate compelling economic value to the customers? Can we quantify those new dollars and cents that go into the pocket of those customers immediately when they adopt it? Does that enable new strategic growth? And really, is it sufficiently compelling to drive that early adoption? And answering those questions is how we demonstrate we can gain market share.

The third category is advantage. So how well differentiated is this technology? How well has there been built a moat with an intellectual property portfolio. Can we expand that? Are there additional strategic control points that we can build into the business model to increase adoption, improve barriers to entry for others? Ultimately, how do we establish and sustain a competitive advantage in the market? Answering those demonstrates how we can make and maintain margin for those NewCos. Next category is timeline. This is taking all that analysis. Then how do we lay out the practical plan to achieve meaningful development and commercial milestones? Do those align with inflection points in valuation? How do we show that path from launch to growth to profit? Answering those questions is how we demonstrate that we can achieve long-term business success. Final category is capital. With those ideas in mind, what's the organization we need to execute on this business model, reach those milestones? How do we lay out that capital plan with the potential requirements, timing and structure for those capital needs so that we can reach the targeted capital returns? As owner-operators, answering those questions demonstrates how we can deliver on that out-sized, risk-adjusted returns for our investors and our shareholders.

As Tom mentioned, our multinationals are the essential source of these opportunities, that we take a look at the quality. What's the next crucial element that drives a strong opportunity? That's the match between the need and the solution. That's the lock and key that opens the door to that value creation. We're agnostic to markets, industries and technologies that we evaluate. That means that we're open to a wide variety of massive market opportunities. Look at PureCycle in industrial processing, AeroFlexx in plastics packaging, Accelsius in data center infrastructure. Wide variety. Our expertise is applying that rigorous, disciplined, systematic analysis. It's repeatable, it's scalable and it's widely applicable. Turns out the proprietary returns from building billion-dollar companies can help us acquire the requisite analytical and strategic capabilities we need to apply to each and every individual market and technology that we see.

The combination of those is how we winnow from the many good opportunities down to the very few of the best opportunities. Those are the ones that drive economic value for the customer and new strategic growth. How do we deliver that? It's simple. We grow top-line revenue for customers of our NewCos, we increase bottom-line margin for customers of our NewCos, and we enhance risk management for the customers of our NewCos. That's how we can help our NewCos help their customers make more money and save costs. That pretty much always makes sense. As Bill mentioned, we have seen a pattern in the three NewCos we have so far in the sustainability space. How do we view that?

While sustainable solutions don't drive our model, the very best of them do fit very well within our model to drive economic value. As we know, MNCs are under increasing pressure from customers, investors, regulators to address sustainability issues. They're making very large, very strategic corporate commitments in this space. This presents a whole new set of underlying unmet needs that need to be addressed. And so, it makes good business sense, as Tom laid out, for them to develop solutions to those needs to address those material sustainable issues. But not every issue that affects your business should become your business. That's what makes this space a very opportunity-rich environment for Innventure.

PureCycle is a great example. We've heard a little bit about that already. It's a sustainable solution that can grow top-line revenue for customers. They're the world's only ultra-pure recycled polypropylene. Customers expected that their use of that product would drive preferred adoption for them and premium pricing, growing their revenue. That's why the first plant and its 100 million pounds of annual output was sold out for 20 years before it was built, much of that at a premium price diversion.

Then, AeroFlexx is another good example. You'll hear more from Andy Meyer later. It's a sustainable solution that increases bottom line margin for customers. They have a thin film air-framed pak that replaces a rigid bottle and its cap and label for liquid packaging. It can use up to 80% less virgin plastic than a standard rigid bottle can. If you think about the process, a liquid brand has a filler that puts their liquid into the package before being shipped out to retailers and customers.

Standard logistics with a bottle, they have to receive a shipment of empty bottles, a separate shipment with caps, a separate shipment with labels. But with the AeroFlexx pre-printed flat pak, all of that's combined in a thin film that reduces the volume used by 10 times. So, that drives savings and costs from shipping, from inventory management and from storage space all while taking trucks off the road reducing emissions.

Then, we look at Accelsius as another great example. You'll hear more later from Josh Claman. But it's a sustainable solution that both grows top-line revenue and increases bottom-line margin. It's a sustainable solution in the data center infrastructure space. It's got a direct-to-chip two-phase cooling system that replaces increasingly inadequate air cooling solutions for data centers, that more efficiently manages the increasingly powerful chips and servers running in those data centers.

If you think about today, an average air-cooled data center spends about 40% of its power just on air cooling the servers in its data center. Accelsius expects they can reduce that power usage by almost half. In a data center, every watt counts, so if you can put more compute power in the same space and generate more revenue while using less of your power to cool those servers, then that's how you help them make more money and save costs.

Let's look at Accelsius here as an example of some of the insights we can gain during the initial phases of DownSelect. Early in the process we identified some key issues for success. For the market, we saw that there was a large and rapidly growing market. We saw that there was an intensifying need as chips and servers continued to become more powerful. And we saw that there were inadequate alternative solutions available. That looked like an attractive market and we expect Accelsius to be able to address that attractive market.

Then for the value, we saw a clear and compelling economic value. Just like I mentioned, can drive revenue through increased compute power density, reduce expenses by using less power for cooling. We estimated at that point that that economic value was definitely sufficiently compelling to drive early adoption, and we expect Accelsius to rapidly gain market share. And they have a pretty healthy pipeline that gives us some support of that.

And then for Advantage, we saw a very highly-differentiated technology with a very well-protected IP portfolio that we had an understanding how we could expand the moat, and then how to build some strategic control points into the system. Which Accelsius is now taking a whole of company excellence approach in delivering, deploying, servicing these solutions into the marketplace. To really reduce barriers to adoption for them, increase satisfaction stickiness, and ultimately driving value. We saw how we could establish and sustain that competitive advantage and we expect Accelsius to be able to take that and make and maintain a healthy margin. Let's look now at AeroFlexx as an example of some of the insights from later phase analysis in DownSelect. Again, this is later phases where we get into the deeper analysis where we derive that business model. We began to lay out that timeline of meaningful milestones from optimizing certain product features, moving into pilot scale commercialization. And then into the initial commercial scale facility like we have now in Westchester, Ohio, and ultimately onto scaled global commercialization. We saw that path to profit, and we expect AeroFlexx to break through into that, demonstrating long-term business success.

On the capital side, we got an understanding based on those timelines of what the capital needs would be, when and how we might be able to structure them. Laid out in a way that now this first commercial facility at Westchester was designed specifically to demonstrate cashflow breakeven. That helped us see that path to get those targeted returns. Again, we expect AeroFlexx to be able to deliver on those out-sized, risk-adjusted returns for Innventure and our shareholders.

Before I go to the next example, I just want to reiterate. As owner-operators, it's inherent in our DNA that we are uncompromising in only pursuing NewCos that can systematically manage those five inherent risks that Bill referred to. Otherwise, we decline it before we launch it. Here's an example of just such a case where it actually got relatively late in the process. We had an opportunity that was sitting on the launch pad, and yet we still had the discipline to scrub that launch. So, we declined it before we launched it.

We had a partner in this case that had a spectrum technology that applied in the communication system space. Ultimately, we saw that the technical differentiation in this case did not translate to economic differentiation. So, while early on the analysis looked rather favorable, the market was promising, large, it was growing relatively well. There were some favorable trends, and we saw a path to a potential economic value proposition. Really, it was a highly differentiated technology that was well-protected. And so, it had a lot of the characteristics that looked like it could be high quality for us. But as we got into that deeper comparative technical economic analysis, we found that there were fewer use cases in the market where it was really applicable. We found that there was minimal value proposition compared to alternatives, and ultimately that left us with insufficient competitive advantage. In the end, we declined it because too many of those inherent risks remained. We did all of that in under two years for less than a million dollars. This shows how we can have capital efficiency in our analysis and maintain capital discipline in our deployment for NewCos.

These examples and everything I've talked about here is what helps us stay well within our strike zone, as Bill mentioned. Remember, it all starts with our multinational partner getting a deep understanding of the underlying unmet need in the market. Having developed a well-protected, well-developed technology solution to that need, and ultimately catalyzing early adoption that can set us on that path to driving our targeted returns. That results in a NewCo that has reduced risk, accelerated scale and high probability of game-changing success.

But that is a rare gem. And it takes a lot of sifting to find just the right gem with just the right characteristic. There are a lot of precious stones in here. Remember, our partners have invested years in R&D. They've invested millions in that development. As we heard from Tom, our network of these multinationals that have all these precious stones is expanding, especially in recent years. We have more multinationals, we're seeing more opportunities come in the top of the funnel, and we're also seeing a pattern where there are higher quality opportunities coming in.

For me, this bodes well, but we still maintain that discipline to be very highly selective. 98% of the opportunities that come into DownSelect evaluation are declined before being launched. I have been accused of being rather picky, but I wear that as a badge of honor. Because it's important that we have that capital efficiency in this analysis, so that we can maintain that capital discipline in deploying only for those high-probability NewCos. That as owner-operators can help us achieve those out-sized, risk-adjusted returns for invention and our shareholders. Really, that's what helps us have that systematic focus on the compounding growth that Bill mentioned. As we continue our excellence and execution so that our existing family of companies find success, then we're also growing the family by launching more NewCos with that high probability.

Hopefully, that's summarized how DownSelect helps contribute to that goal. We're going to move into a 15-minute break here. After the break you're going to hear from Andy Meyer, who is a Serial CXO at Innventure. Again, those are the seasoned entrepreneur-operators that we assign to launch, grow, build each of our NewCos. He is currently deployed as CEO at AeroFlexx. We'll resume in 15 minutes.

Andy Meyer, CEO of AeroFlexx:

Good morning everyone. It is a pleasure to be with you this morning. My name is Andy Meyer and I'm the Serial CEO of Innventure. And as Bill alluded to, I'm a part of the Innventure team that gets deployed to these NewCos to provide leadership and operational excellence to scale Innventure companies through profitable commercialization. Currently, I'm the chairman and CEO of AeroFlexx, which is Innventure's second company launched. In terms of me personally, my background spans 23 years across big oil and venture capital start-ups.

The last 16 years I've been involved in a number of start-ups focused on scaling and bringing new to the world technologies and commercializing those. AeroFlexx is my fourth start-up to date and it just happens to be one of the most exciting ones I've had the opportunity to be a part of. So enough about me, let me now show you a short video that will introduce you to AeroFlexx.

Video:

How can a revolutionary packaging solution make everyday life better? With AeroFlexx, mornings start nice and easy with a no-cap, self-sealing toothpaste pak that will never gunk up or make a mess. A single-handed squeeze is a refreshing benefit. AeroFlexx hand soap paks make clean up quick and easy. Some mornings can be rough, but AeroFlexx's no-spill design won't add to a messy situation. AeroFlexx laundry detergent paks always dispense a precise amount, preventing consumers from over-dispensing or wasting product. AeroFlexx paks use at least 50% less plastic and are curbside recyclable where all plastic bottles are accepted.

So for shoppers looking for a sustainable, earth-friendly choice in liquid packaging items, AeroFlexx paks will be adopted by many popular brands to be sold in retail stores or will be available to be purchased conveniently online and delivered right to the front door. And with AeroFlexx, the pak is the star. No wasteful extra packaging is ever needed. Throughout every day, AeroFlexx paks make life easier. And at meal time, our easy-to-squeeze paks make family time, fun time. Pass the Mayo takes on new meaning with our unbreakable design.

With an AeroFlexx pak, simply tear off the tab at the top to reveal our innovative, self-sealing valve. Turn upside down and squeeze to pour. Stand upright and the valve seals. Did we mention our paks will never spill and are virtually unbreakable? As the day winds down, our pak's one-handed operation makes precious moments more enjoyable. AeroFlexx is the revolutionary liquid packaging solution that simply makes life better for consumers with all-day, every-day happy family ability.

Andy Meyer, CEO of AeroFlexx:

Now that you've seen examples of AeroFlexx in everyday life, let me explain why this isn't just another package you use when you buy your favorite liquids, and it all starts with our value proposition. What AeroFlexx brings to the table leverages the best attributes of both flexible and rigid packaging to enhance the consumer experience, create new value for multinationals, all while delivering unprecedented sustainability benefits. If you go back to what Colin and Bill alluded to, Innventure's imperative is to identify unique technologies that have an unmet need, that have very large addressable markets.

AeroFlexx is the definition of that aim. So let me take you through the value proposition. First and foremost, there are operational advantages to AeroFlexx. Across the supply chain, multinationals incur a lot of costs associated with shipping liquids, whether that's having unnecessary protective packaging, logistics of shipping empty bottles. This isn't just for consumer products, it's across many industries. And as Colin mentioned, AeroFlexx delivers a 10X shipping efficiency advantage and that translates directly to multinational's cost centers and bottom-line savings.

Whether they're shipping to traditional brick-and-mortar channels or actually delivering through the e-commerce vertical. So put more simply, we are bringing a product to market that delivers a lower cost of total ownership to the brands. Second, it's an improved consumer experience. You saw in the video the ease of use of different applications at home. Consumers are increasingly looking to lower their own waste footprint. AeroFlexx enables that. It's a powerful solution for a large existing unmet need in the consumer space.

Third, it is an environmental benefit that's incredibly valuable for our multinational partners as well because they are trying to answer sustainability promises that they've made to their shareholders. And by adopting AeroFlexx they can get up to 85% less virgin plastic, significant greenhouse gas reduction and less waste to oceans and landfills. So when you take all of these elements and combine it with what you saw in the video and the everyday applications that do exist for AeroFlexx, it clearly demonstrates an example of how Innventure can commercialize a proven technology in an accelerated way and then deploys that technology solution in a very large addressable market.

So this is the AeroFlexx team. We have the right collection of talent in place to deliver this transformative technology to market. Even though AeroFlexx has only been around for six years, we have a deep and experienced team across all the critical functions required to continue to scale AeroFlexx to a profitable enterprise. That includes technology, commercial, finance and accounting, quality and marketing. This team consists of individuals with an entrepreneurial mindset that also bring critical experience from large organizations to be able to grow and expand the AeroFlexx team to meet our ambitions of the future.

If you recall what Tom alluded to earlier, Innventure's model is about marrying multinationals with an entrepreneurial mindset. AeroFlexx has a deep bench that possesses the right mix of startup and big company experience, which is exactly the combination that Innventure strives for. Let me take you a little bit through our history. We launched AeroFlexx in February of 2018. It is a technology that was invented by our partners, Procter and Gamble. And it's really designed to transform the rigid and flexible packaging space that had little to no innovation for decades.

And what P&G was trying to do in terms of solving an unmet need is they were looking to provide a package solution that used less plastic and was able to be delivered in the e-commerce channel. They wanted to do this while also enhancing the consumer use experience so effectively enabling a flexible package to not only compete in the rigid space but also make it better. Along the way, we had to address the recyclability challenge with this package. It was a critical pivot for the company which we did solve for. We now have a package that's fully recyclable and enables a much larger opportunity for AeroFlexx.

We took a dual path approach to this. So we ended up scaling the technology platform in parallel to solving for this recyclability. So that brings us to where we're at today. We are building a business, a highly profitable enterprise with the first flexible liquid packaging that can be curbside recyclable. So let me now show you a short video that demonstrates our capability to produce at commercial scale.

So what you saw in that video were two things. One was a machine that took our raw material, which is rolled film with printed artwork, which would be the brand's artwork printed on our film and it's converted to this flat pak. So the first machine makes this flat pak. The flat pak then goes to the second machine, which is our filling machine. And that simply takes the package, fills the package with the desired liquid, and then inflates the airframe around the package, which provides the structural rigidity for the package. Now with this operational capability, we are ready to unlock a very substantial market, which is estimated to be $400 billion across several key categories that we're targeting. That includes personal care, household pet care, food and industrial. As you heard from Bill and Colin, this large addressable market is one of the key tenants to Innventure's strike zone and AeroFlexx certainly checks that box. In order to penetrate this addressable market, we are leveraging a proven business model. We have centralized manufacturing which we own and operate. Again, that makes this flat pak.

And we have strategically located fillers throughout the world. That can be either in-house with AeroFlexx that we own and operate and fill on behalf of customers. That's putting fillers with our customers themselves, the brands that formulate the liquid so they can fill the package or it's partnering with co-manufacturers to be able to do that on behalf of our customers and brands. And as you can see here, we are growing our global footprint. We have our headquarters in Westchester, Ohio. We have filling equipment being assembled and ultimately deployed in Europe and other regions.

And of course we just recently announced a joint venture with DynaPack, which will bring this technology to Southeast Asia. So what gives us confidence that we can actually deliver this roadmap? Well, that brings us back to the AeroFlexx value proposition. So let's revisit the three reasons why Innventure chose this technology. It starts with sustainability. You have source reduction which is 50 to 70% less plastic versus a traditional rigid bottle cap and label. You also with AeroFlexx have the capability to incorporate up to 50% recycled content. So the combination of source reduction plus recycled content is what gives you that up to 85% less virgin plastic used for every rigid bottle that AeroFlexx replaces. And then on top of that you have full recyclability. So you provide a package solution to the market to achieve circularity. And all of this translates to a tremendous lifecycle analysis. You can deliver and reduce your greenhouse gas emissions and provide less waste to landfills and oceans. The second part of the value proposition is the consumer delight and overall preference for the package. AeroFlexx offers many features and benefits not seen in traditional packaging and this creates a unique consumer use experience, which we've validated in consumer testing and many pilots that we've launched.

As you can see here, to my right. These pilots have proven and substantiated this data. As you can see here, top five percentile in concept testing in both body and dish. In use and deprivation testing that show a two-to-one preference of AeroFlexx over a traditional bottle. And this all comes back to the features that the consumer gets to experience. Very easy to use, lightweight, single-hand operation, precise dosing, and of course the integrated valve that self seals the package so you don't have to use a pump or messy cap. Finally, we have real live feedback. That's the average Amazon rating of 4.3 and again that was demonstrated on active pilots, real product in the marketplace, which is all right here to my right.

And finally, we have to unlock value for the brand, right? We provide sustainability, we provide an enhanced consumer experience, but we have to drive value back to the multinational. And that comes through reducing supply chain complexity, lowering transportation warehouse and inventory costs. We have a package that is omnichannel ready, meaning it can be distributed in brick and mortar channels and e-commerce. And specifically with e-commerce, we are ISTA 6 Amazon approved. And all that means is that you can actually ship our package without doing any additional prep work. So no overwrap, no induction seals, anything that you experience today when you buy liquid through the channel.

We also give brands a very cost-efficient and capital light way to change new sizes and shape that provides true differentiation for the brands to be able to stand out in the marketplace. And we have a tamper-proof package that ultimately provides product safety. So as you've heard here today, driving economic value for multinational partners is a key element of any Innventure opportunity. In the case of Aeroflexx, we are breaking the paradigm of having to actually pay to reduce environmental footprint. Multinationals now can get a sustainable solution which consumers love, and we're putting real dollars and cents to their bottom line through significant reduction in supply chain cost and complexity. So thank you for your time today. I am now going to introduce you to Josh Claman CEO of Accelsius, which is Innventure's third company launched. Josh has spent his career in the data center sector, which includes 23 years of living and working in Tokyo, Sydney and London.

And I happened to learn actually this morning that he began his international career after studying intensive Japanese at Cornell. So I'd like to introduce you all to Josh.

Josh Claman, CEO of Accelsius:

Thank you Andy. Thank you. It's nice to be here today. My name is Josh Claman. I'm the CEO of Accelsius. As Andy said, I have spent decades in the data center space. I started with NCR in the early days of data warehousing. Some of you might remember that where we were trying to take a lot of unstructured data and make sense of it in a complex, mostly retail and banking world. I then joined AT&T and then went to Dell for 10 years as an executive there. Since Dell, I've managed two mid-cap companies in different technology sectors, 3D printing and ad tech. Well it's exciting to me back in the sector at the midst of the beginning of what we consider probably one of the largest transformations in IT infrastructure. Many of you have probably been following this. We see that for those of you who've been around the IT infrastructure market for a while, there have been several architectural transformations in the past. You'll remember mainframe to client server. You remember sort of on-premise to cloud, cloud to hybrid cloud. The reason I bring this up is each of these creates an incredible opportunity for innovation.

New entrants come into the market and then they start to dominate the next chapter of that market. And I think we're going to see the same thing... With this transformation, I think most people agree that the transformation toward AI enablement, toward artificial intelligence is probably going to make all the others in history look fairly small and insignificant. So we're very excited. I'm excited to be back in the sector. We founded Accelsius with the knowledge that there is a need to move from air cooling and the vast majority of data centers in the world now are air-cooled to liquid cooling.

And that was driven by a very simple fact that CPUs and GPUs after years of being fairly flat in terms of power use and therefore residual heat production are suddenly exponentially going up in wattage. So you have CPUs going from sort of 150 to 250, 350, 400. You have GPUs going from what they had been for years, three to 400 watts to the current H100 from NVIDIA, which is 700 watts. The new Blackwell release that will be out in sort of early stages of next year is 1100 watts. AMD is intimated that they're going to launch a 1600 watt GPU sometime next year.

So this climb in wattages is going to continue and continue at that sort of exponential rate. The issue that all of you need to keep in mind is this. That air can cool in that form factor up to about 400 watts. Beyond there, air cannot cool it. So there is a need, there's an impetus for the market to move toward liquid cooling. I'll say another point here is that ChatGPT was launched after we founded Accelsius, and Accelsius is a very young company. It's 22, 23 months old. Generative AI increases the urgency in the market to adopt this because generative AI requires very proximate compute architectures.

So you have racks, these shelving units within a data center that today are about 7.5, 8 kilowatts on average, moving to 40, 50, 100 kilowatts and then beyond that over the next very short amount of time. The graph on the left, on your right rather actually is McKinsey's data showing what they consider, which is a fringe sort of use case in data halls today becoming a mainstream use case. So these are very dense data loads in rack architectures. So if you think about the hotter chips as sort of the impetus for this transformation, AI Adoption and enablement is sort of the dynamic that's causing some urgency to adopt much faster than people had thought would happen or wanted frankly to happen.

Another market dynamic that I thought I should point out, and many of you probably study this space, recognize this. If you think about the growth in AI, there's a discussion that we don't generate enough energy on earth to fuel that growth that's projected. So we have a fairly fundamental issue here. There are multiple countries, Ireland, Netherlands, Singapore, that have moratoriums on new data center builds for this reason. Ireland, they have 27 new builds on hold at this moment. The reason I point this out is that there are essentially two enablers of AI. One is cooling, which I'll talk in some depth about. The other is power.

And the way these interconnect for us as another sort of tailwind into this market is that as I think Colin said, you have to make every watt count. In other words, inefficiency is no longer going to be tolerated. The way efficiency is typically measured in data centers is a ratio called PUE or power usage efficiency. And that's simply all the power coming into the data center divided by the power that's used for a compute or that's powering those servers. It's a flawed metric, but for this purpose, it's fine. The average PUE in the world is about 1.5, which means that about 40% of the wattage coming into a data center is used to cool processors rather than to compute or to run those processors.

So that inefficiency has been tolerated for years. It's not going to be tolerated any longer because it's so difficult to secure those power envelopes. You want to make every watt count. You've heard from the previous speakers that when they DownSelect a company and decide to invest in it, they want to know the market is large enough to create about a billion dollar or more market valuation. I think this market aligns very nicely with that. The expectation is by 2029. The total data center cooling market globally is going to be about $42 billion.

What we tend to watch is the metric on you're right, which is how much of that market is transitioning to liquid cooling away from air? And at what rate? And I'll tell you that those projections are accelerating. So just 12 months ago that was expected to be about $3 billion by 2027 in terms of that transition of liquid. Today, most analysts, if you think about Gartner, Forrester, Omnia, et cetera, expect that to be $5 billion. And based on the comments that I received at Data Center World last week, I think that's going to accelerate even further. So just a year ago at Data Center World, I was on a panel around liquid cooling.

It was the first time there was actually standing room only, but the discussion was on is there a need for liquid cooling? Should we move from air to liquid? I was on a panel with NVIDIA and Intel, both, and Vertiv at the beginning of Data Center World last week. Both Data Center... I mean, both NVIDIA and Intel made the comment that two-phase directed ship cooling is the future, that water is sort of an interim approach, and I'll explain what I mean by water in just a few minutes, is an interim approach. But the data center sector is really looking for a fit-for-purpose design for cooling at this point. So very exciting to have been there.

The other point I'll make is we're an early-stage company, 23 months old. We were in five different forums, keynote speeches, panel discussions, et cetera, through last week's Data Center World event in D.C. That doesn't happen to early-stage companies. It's dominated by multibillion-dollar companies who drive the sector. But what it shows, I think is... I won't take full credit that we have an exciting technology, although we do, but there's an intense curiosity around what liquid now, not if liquid, or not liquid, but what liquid technology is going to dominate the future. So we're very excited about that.

Accelsius was founded, again, about 23 months ago. It fell very much in line with what the previous speakers described as the DownSelect process. We've been able to make very fast progress because a lot of that work was done already. So we did the tech transfer from Nokia Bell Labs. They had been studying and researching direct-to-chip two-phase cooling for a few years within one of their teams. We did that tech transfer and we kicked it off. We got going very quickly. To date, we've done three different iterations of the solution and we've gone to market. In fact, at Data Center World was our sort of official launch that we had already planned and it worked out in terms of timing. So from zero to market launch within 23 months, which I don't think typically happens.

As most of you would know, if you want to move fast, the team becomes very essential. We were very careful about who we hired. I am seasoned, I guess, is the euphemism. I think culture that you develop is extremely important. That's not sort of Pollyanna-ish. I've seen good cultures drive great results at speed and I've seen bad cultures sort of trip over themselves and have a lot of self-inflicted wounds.

But you can see from this that immediately when we got the tech transfer, we started hiring a product development and engineering team from the sector. So these were people from Dell, from HP that knew server architecture, they knew the relationship between thermal management and the systems management software that those OEMs provide. They knew back of rack topology. So if you think of one of these shelving units, in this day and age, they are incredibly crowded and complex on the back. They have cabling for networking. They have now multiple power distribution units because they're high-powered. So it's becoming very cluttered back there. Unless we designed a solution very pragmatically into that space that we were given, we were not going to be adopted. The other point I'll make on the team is that we decided early on that we needed to not only develop the technology very quickly and productize it, we needed to in parallel progress the maturity of the function surrounding that, marketing, supply chain, et cetera. My third hire was actually my supply chain chief. That's really important because data center buyers are conservative. They like to talk to people who understand and have some empathy with their challenges. They're very curious about our scaling and how agile our supply chain is. So it was very important that we did that. Unlike most early stage companies, but Innventure gave us the support we needed to create a business that people wanted to do business with, not just a technology that they wanted to buy. There's a big distinction there. So we're excited about that.

My last group of hires was a few months ago. We hired Dr. Richard Bonner who's really a world renowned expert in cooling and particularly two-phase cooling, which is a complex kind of physical area or physics area. He's since hired a team of PhDs. So we now have four PhDs on board and a couple masters in heat transfer. We just recently brought on a master's from Georgia Tech whose concentration was two-phase heat transfer. The reason we did that was that, as I said, this is an inflection point in the market and we're going to have a rush of innovation. There are labs working on this, there are competitors working on this. We want to make sure scientifically we stay ahead so we can continuously enhance our solution and we can particularly look for adjacent developments that we can integrate. Sorry, I'd like to play a short video now. Could you cue that?

Video:

With demand for AI, machine learning, and high performance computing increasing daily, data centers must find a way to cool ever hotter chips, servers, and racks. But faced with air cooling’s inefficiencies plus limited power availability, it's clear that the old way of doing business is no longer an option. Liquid cooling is the answer. That's why Accelsius was born to bring the world NeuCool, the robust two-phase direct-to-chip liquid cooling system for generations of CPUs and GPUs now and in the future. NeuCool enables high density computing and significant cost savings by allocating valuable power to supporting IT versus cooling the data center. The versatile NeuCool system is also compatible with existing data center operations and quickly scalable to meet project needs.

Our experienced research and development teams, Superior engineering and US operations and professional services enable us to not only manufacture the highest quality, most robust cooling systems, but also to respond rapidly to emerging market, technical, and customer needs. With our growing network of strategic sales, deployment, and service partners, Accelsius delivers exceptional lifetime value. Bottom line, the NeuCool system is superior technology from a reliable company that's committed to partner with you on your journey from air to liquid cooling.

Josh Claman, CEO of Accelsius:

So now let's talk about the solution a little bit. I'll give you a glimpse of the ecosystem of sort of emerging technologies, but the market, it's important to point out, is nascent. There's no dominant player, there's no dominant technology. Some technologies had moved from other sectors and said, "We can squeeze it in and kind of make it work in the data center environment." But we wanted to create something, again, fit for purpose with a technology that did a few things for us. But let me explain just very quickly what this looks like. In concept, it's very simple. In reality, it's very complex, which adds a moat around our business and we have a good patent portfolio to protect that IP as well.

But essentially you have a plate which looks like this. We call it evaporator or it's an evaporator plate with an architecture within it that optimizes nucleation and then boiling. So a fluid comes through. There's a manifold on each side. This is a standard rack. It could be an APC, Virta, Dell rack. We fit into standard technologies. And we have a manifold on both sides. Fluid goes into one side of this, it then boils, and vapor comes out the other side, goes into the vapor manifold, goes down to what we call a platform control unit, and into a liquid-to-liquid heat exchanger, cools, recondenses, and then the loop starts over.

Now, our platform control unit has a set of pumps. There's redundancy built in. There's a set of sensors which connect to firmware which drive based on the temperature of the data center water coming into the liquid-to-liquid heat exchanger. It can modulate the water, it can modulate pump speed, and it has failover to the point where any component of this is hot-swappable while the unit continues to cool the rack. You would have to take an ax to this thing to break it, and I'll get into some detail on that. I'm happy to answer any questions about this going forward as well.

This is the actual picture of our demonstration rack at Data Center World. You can see our platform control unit at the bottom. Interestingly, the server OEMs have been sending us servers to fit with our technology and test. So within this rack, you have Dell, Supermicro, Lenovo, and Jabil servers. We also showed at Data Center World the first four-way GPU Dell server. So that's four GPUs in a very dense configuration with two CPUs to drive traffic to the GPUs. We have to cool them all with these plates and we did that and it's the first time in the world that anyone's cooled a GPU server with two-phase direct-to-chip cooling. So very proud of that accomplishment as well.

This is some of the metrics. So these metrics come from a green grid consortium of which we're a member. We're trying to work with people in the industry to come up with an objective set of data and not just generate our own. But you can see that versus air, and that's what this compares us to, we see about a 60% total cost of ownership reduction that includes a lower CapEx and a much lower ongoing energy consumption. The only other point I'll make here is that you see a 75% reduction or an increase in density. So you may wonder why if they're hot GPU servers, why don't you just spread them around the data center and air-cool them? Well, you can't because remember they're two forces at work. The chips are getting hotter. Maybe you can handle that with a depopulated rack and a lot of air, but you are required to have very dense configurations because AI requires proximity. So you have to... There are AI architects preaching 300 kilowatt racks. The industry doesn't even know how to power a 300 kilowatt rack, but you can see clearly where this is all going.

Interestingly on sustainability, I think Colin mentioned this, we lead with sustainability in Europe and follow with a really compelling, pretty dramatic commercial proposition. In the US, we tend to lead with a commercial proposition and follow with sustainability discussion. Just maybe FYI for all of you, there are different emphases by market. This is the ecosystem of liquid cooling. So almost all emerging technologies fall into these categories. There's immersion, had a lot of hype 12, 18 months ago. I think it captured the imagination of the lay public. You dip everything in a bath of dielectric or non-conductive oil. In Europe and the US, there's a consensus, there's not going to be broad-based adoption for that. There's a lot of discussion at Data Center World amongst the analysts, amongst vendors, it will find a use case, but it won't be broad-based adoption. Asia, it's gotten a little bit more traction. We're not exactly sure why, but we'll get to Asia when we get to Asia.

Direct-to-chip cooling means you have a plate. So you're bringing the cooling to exactly what... It's creating the heat within the server. Two types of that. There's water where you're just pumping water, it's called single- phase water, it doesn't boil, through an evaporator plate or two-phase where you're actually orchestrating a boiling within that plate, and therefore capturing a huge amount of heat energy.

When we went out to the market, we had a few hypotheses that we tested from day one. They were sort of, "Tell us why we're being stupid conversations initially and then more refined as we got going." But one of them was that the cooling technology should not endanger the equipment it's cooling. So if you're forcing water through a server and then water's conductive, you're endangering that server. That is not just FUD in the market. There are a lot of leaks. And remember, you have servers that five years ago were $12,000 or $10,000 each and eight-way GPU server cost $400,000. So a rack might contain a million to a million and a half dollars worth of equipment, you don't want to leak all over that. There should be enough heat removal headroom to protect the investment. Chips continue to get hot. We want to make sure our first generation of solution can cool the next few generations of chips just so there's investment protection. We've done that. We've tested actually up to 2,200 watts per socket. We'll test higher, but we have a limited scope on our current thermal test vehicles. That's an internal issue, but we'll go beyond that.

We think it should be compatible with legacy infrastructure. Remember, there are tens of billions of dollars invested in data center infrastructure and support protocols. There's a lot of technicians within data centers that people do not want to retrain. So we stay within those. We use standard vertical racks. You can hot-plug a server in and out with quick disconnects that keep the refrigerant on either side. So we've stayed within that, and that resonated really well with the industry as you would imagine. And then finally, we wanted to design a product that fell within the design vocabulary of data centers, which means low-level technicians conservancies. You don't need HVAC certification, you don't need any special certification. Everything is hot-pluggable while the rack continues to cool.

This is something that you can read. I think you're getting copies of this. I'm not going to go into it. It's just to illustrate there are common metrics that when we talk to data center operators, co- location providers, et cetera, these are the metrics they want to see from us. We are favorable in almost every category from the other emerging technologies.

And finally one thing that I intimated before, but it's important that the industry came back to us. Data center operators are conservative. They can be a bit curmudgeonly, to be honest, as well. They said they want to deal with a company that has really thought this through and knows how to engage with them for the long term. They don't just want to buy tech. That typically means for them someone's throwing a technology over the fence and creating a problem for them. So there's a lot of interconnecting pieces here and they want to deal with a company that understands their decision process and understands their culture.

And then finally, this is I think a testament to the Innventure model as well. In 23 months, we've gone from a tech transfer, a few iterations of productization and solution iteration and development to real engagement in the market. So it's a complex ecosystem, which I won't go into, but these are service providers that are national and integrators that are national. UNICOM, for those who don't know, this is who Dell, for example, relies almost exclusively on to integrate solutions within their servers. We have strategic relationships to go out of our just white space solution into the broader infrastructure of the data center. I think it's okay for me to say expect many more announcements in the short term around that category.

All of these server vendors have sent us servers to test and get back to them with performance data. And now we're entering that stage of how do we engage more proactively. It'd be interesting for a lot of you to know that our short-term pipeline is primarily introductions from these server OEMs to end user operators. And then we will go to the market with value added integrators and VARs. And these are a couple that we've already signed with. BITS as part of computer center, for those of you who know that or work in Europe. They're a big force in Europe as well.

I want to thank you very much for that. I also want to introduce the next speaker, Dave Yablunosky. Dave has a much more impressive CV than I have. He graduated from the US Naval Academy. He flew jets for the Navy. I have a couple of friends whose sons are doing that training now and they look pretty stressed and haggard. So it must be a pretty rigorous program. He started his career at Ford Motor Company, spent a few years there. And then prior to joining Innventure, he was CFO and board member of Embraer South America. Thank you very much.

Dave Yablunosky, Chief Financial Officer:

All right. Thank you, Josh. And hello everyone. My name's Dave Yablunosky. I'm the Chief Financial Officer at Innventure. Thank you for joining us, both in-person and online. I am thrilled to be speaking with you from the New York Stock Exchange. So let's get started. How will Innventure report? You've heard throughout today's presentation that Innventure is not like most traditional private equity firms, venture capital firms, and our portfolio companies are not like traditional startups. Well, that means there's not a great proxy in the public markets that analysts and investors can use to value us.

But to help with that, let's look at what some of the financial information will be that we'll provide once we go public. Certainly, we'll have the standard set of financials in our filings, revenue, CapEx, EBITDA, depending on the filing. And initially, the reporting at the consolidated level will represent Accelsius and the Innventure parent company. AeroFlexx will be on the equity income line of the income statement. But as our portfolio companies grow, our reporting will certainly evolve over time. But as you can imagine with highly innovative companies like the ones we've built and will continue to build in the future, there will be some sensitivity around things like operating margins and things like that in the early stages of each NewCo. So we'll need to be mindful of what we can disclose and what we can't disclose while we're in those early stages. But that said, we'll provide as much color and context as we can and perhaps include things like orders, backlogs, other KPIs, things like that as appropriate.

So what will our financial profile look like? Our business and financial model is keenly focused on free cash flow with attention to three primary areas, revenue, a clear path to profitability, and a very disciplined approach to capital expenditures. Let's start with revenue. Innventure is in the business of creating high growth portfolio companies. And if you think back to the graph that Bill had up with that green line, we skip that early stage where most of the risk is and a lot of the cost. We come in as the green line's going up. So we expect our portfolio companies to have an accelerated path to commercialization and scale. And we expect that to translate into significant revenue growth for the consolidated Innventure parent company.

Second, path to profitability. It's the large unmet market needs that we build our portfolio companies around together with the early adoption advantage we get from our MNC partners, things like they provide us the market data, the customer data, the channel access to the customer. All that's already there. So that should provide us with a clear path to profitability once our NewCos are up and running. As Bill mentioned earlier, and I think a few others have said it, we give birth to teenagers, not infants. And again, as I said earlier, that should give us that line of sight insight, both near-term and long term into the performance of the NewCos.

Third, disciplined capital expenditures. We will maintain uncompromising discipline in the area of capital expenditures. And remember, Innventure is made up of a team of seasoned professionals and operators. We have cash generation and risk mitigation woven into our DNA. We pride ourselves in being disciplined allocators of capital. We carefully manage that balance between cash from operations and capital expenditures. Free cash flow is very important to us.

So what's our overall capital allocation strategy? First, discipline scale. While our NewCos are still in their early stage of development, we'll match the initial investment outflow with Innventure revenue inflow while controlling OpEx across the entire enterprise. We can do that by providing most of the back office operations with resources from the Innventure parent company. Second, funding. Very important here. As our companies scale, we plan to fund that growth from the Innventure balance sheet. This allows us to maintain ownership and control as our companies mature. And it's that capital allocation strategy that allows us to keep our portfolio company revenue and positive cash flow within the Innventure family. Third, it's these compounding cash flows from each of our NewCos that generate the excess free cash flow and expand Innventure's value creation. And it's that value that we can pass on to you the shareholder.

Thank you all very much. It's been a pleasure being with you here today. Next up, I'd like to bring back Lucas Harper, our Chief Investment Officer. Although he talked earlier, I'd like to use this opportunity to more formally introduce him to you all. Lucas was the fifth employee of Innventure, originally hired as our Chief Strategy Officer and was promoted to Chief Investment Officer about six months after joining. He is a UC Santa Barbara grad and chartered alternative investment analyst. He started his career in the institutional investment space where he had a fairly prolific start to his career in raising capital and building multi-product investment platforms in the hedge fund and private equity space, including at Wilshire Associates in Santa Monica, California. He then caught the entrepreneurial bug and launched his own real estate investment platform as President and CEO of Ocean Avenue Investment Partners. He also launched Santa Monica Capital Group, a venture advisory firm assisting companies in all aspects of their growth, operational, business development, and capital strategy. He brought that experience and energy to Innventure and has been a key figure in the build out of our capital markets capability that has raised in excess of $100 million to the Innventure platform. Lucas, over to you.

Lucas Harper, Chief Investment Officer:

Thank you, Dave. So you've heard us talk a lot about how we build companies here at Innventure. And what I want to do is just reshape the conversation for a minute to think about what that means from a value creation standpoint, right? In terms of how we're putting capital to work. So just to revisit for a minute.

When you think about where we're putting money and where we're starting, we're starting from a place where we know who created the technology and the quality of the organization behind it. We know why it was created, the ubiquity of the unmet need that it's solving, and the size of the marketplace. Again, we're skipping over five to 10 years of development and $30 to $50 million of capital spend before it exists in the ecosystem that we've described today. And then importantly, we know who wants it. So we understand what early adoption is going to look like when we launch the technology so that by the time we've launched the company, we've mitigated a lot of those early stage risks inherent in traditional startups and we're launching a company into what is much more akin to a B round when we're spending money off the balance sheet. And so it creates a much lower cost basis with which we will launch companies because, again, we're launching it into what is closer to a B round.

And so you can see this reflected on the slide here and how we think about sort of the progression of putting capital to work. While it will cost approximately a $15 million on an annual basis to run Innventure, the model yields a fairly disciplined approach that matches the revenue visibility that comes out of the closed-loop model itself, right? We're generally going to have a lower cost of IP because it's not about a big price tag to purchase this technology off the multinational and go away from them. It's about a strategic relationship to build the technology towards them where they see immediate and compelling economic value the moment that they have that in their hands. So again, we're going to seek to minimize operating losses by matching that capital expenditure with the revenue visibility that the closed-loop model itself yields.

And then as we get into years three to five, this is where we're going to start to see a ramp in operating leverage and cash flow inflection because this is when capital expenditures are going to typically plateau, and cash flows will scale over those investments because by the time one of these companies is generating revenues, generally a majority of additional cutbacks can be financed because it's based upon orders and deal flow, right? And so then as we get into years five plus, this is when we get into Dave's favorite phrase, excess cash flow becomes available to return to Innventure and its shareholders where the model is expected to become evergreen. And generally at that point, any further investments are going to be made to expand market share expansion, if you will. Growth is going to be at high incremental margins. And again, that excess cash flow is going back to Innventure for further use.

So as you think about our model from a capital investment standpoint, we're going to be looking to put $20 to $50 million to work in each of these companies in a business where, again, we're the majority owner and controller of these companies and we're underwriting them towards a billion dollar plus valuation. And any level of success in that model, we believe, is going to be able to provide high RRs and IRRs and returns on capital to our investors.

And so as I mentioned in the intro, this is really for us about a shift in our financing model. And you can see that reflected on the page here. It's really, again, about a transition just in that part of the model. We're not changing how we underwrite and build and scale companies. It's about being able to seed these companies off of our balance sheet and fund them at least and through until the B round when they start to generate revenue. And again, this provides us with the benefits of being able to maintain majority ownership and control of the companies throughout their lifecycle, consolidate cash flows to run Innventure cash flow positive, and then importantly, be able to manage each underlying company to what we think is the maximum value on its growth curve before we think about exits or long-term holds, etc.

And you can see this page really kind of reflects that change in ownership levels as you go across here. You have PureCycle as the first company that we launched in partnership with Procter & Gamble. We launched it in 2015. We took it public in 2021 and have largely exited the company. That's the de minimis position still on the balance sheet today. And then you have AeroFlexx, the second company that we launched also with Procter & Gamble. While we control AeroFlexx, you can see we have a smaller overall position in it because it's reflective of the early part of the instantiation of the model where we were doing a smaller seed off of the balance sheet and then going out to third-party markets to invest, thus diluting down a little bit further.

And so, Accelsius is really the first company on the platform in this new model where we will consolidate cash flows and maintain ownership and control, if you will. And then, we're going to expect to continue that model as we launch companies for and going forward. We show 70% here because we will always award 20% of the company to Innventure employees and employees of the companies directly. And then, on a case-by-case basis, of course, we're going to be open to taking on strategic investors to help grow and scale each company. This really illustrates Bill's point earlier about providing a laddered portfolio of majority-owned and controlled companies by Innventure. And to reiterate what I was stating earlier in the intro, our goal is going to be to launch approximately one company a year. It's much more about hitting the discipline of the closed-loop model than the specifics of the timing itself. But again, over time, you're going to get that high-growth conglomerate of companies that we're owning and controlling and building, if you will, in this process that's designed to maximize value to our shareholders. Again, one more repeat from the intro, if you will, is that we believe that if you like early-stage cutting-edge technologies that heretofore, have only really been available primarily to larger institutions through longer lockup vehicles, where to realize value, you have to get to exits, we think this is going to be a better risk-adjusted manner for you to access those types of investments where returns will be more readily available to you.

With that, I'd like to turn it over to my colleague Roland Austrup. Roland is very well-experienced in the capital markets space. He started his career as a currency trader for Scotiabank Cloud. He built a wealth management business at BMO Nesbitt Burns. He eventually launched his own multi-billion dollar hedge fund strategy, quantitative equity futures, and multi-alternative asset portfolio strategies. He is the founding director of a clean and renewable energy infrastructure platform, and he's also an advisory member to the Masters of Quantitative Finance program at the University of Waterloo. So, with that, I'd like to turn it over to Roland Austrup.

Roland Austrup, Capital Markets:

Well, good morning, and thank, you everyone, for your interest in Innventure, and thank you, Lucas, for that somewhat embellished introduction. Lucas really explained the evolution of Innventure from a company that started by building operating subsidiaries that were primarily financed externally and on the subsidiary balance sheet to where we are now with our public conglomerate model. Starting with Accelsius, we intend to finance our operating subsidiaries off Innventure's balance sheet so that we can maintain majority control of our businesses. What I'm going to try to do here now is explain the value or enterprise value potential of our conglomerate model in relation to the valuation that Innventure is going public at today.

As you can see here on the slide, we are going public at a fairly low or modest valuation, and that's both in absolute terms, but also, in relation to the hundreds of millions of dollars of value creation already evident in PureCycle. And you've heard from Josh and Andy today, the value creation potential that we believe we have in both AeroFlexx and Accelsius. It is not our intent at Innventure to be a small cap public company. Our objective is to create operating subsidiaries that have the ability to achieve a billion dollars in enterprise value. Therefore, by definition, Innventure intends to be achieve a large cap valuation based upon the growth of the portfolio companies that we create.

We, in fact, would hope to achieve a premium valuation, and we believe that there is evidence in the marketplace with conglomerates such as Roper Technologies or Berkshire Hathaway, for example, that the market does reward you with a premium valuation if you're able to successfully create a portfolio of growing EBITDA businesses. We intend to do something similar, but with one key difference. We don't buy existing companies. We build and hold companies that we create off our balance sheet from a zero basis by commercializing technologies of our multinational partners. We think that is our unique differentiator and one that will be recognized in the marketplace.

This is an idealized representation of what we are attempting to accomplish. Our objective at Innventure is to create shareholder value. And, as Bill mentioned at the outset, our strategy to accomplish that objective is to systematically and consecutively build majority-owned operating companies that have high growth potential and that are commercializing transformative technologies developed by multinational corporations. That focus on working with MNC or multinational partnerships and technologies, again, as Bill pointed out, creates the ability, we believe, to significantly reduce or mitigate many of the risks involved in starting new businesses.

Tom further elaborated on what he calls the wiring of the strengths of multinational organizations with the capabilities of our entrepreneurial team. So, the multinationals can bring such things as deep market knowledge, R&D capabilities and access to the market. And when you wire that together with our seasoned team of entrepreneurs and business executives, we think, as Tom mentioned, that we have the potential for a superior innovation model. And that is what we mean by creating shareholder value, utilizing a potentially superior innovation model that has many risk mitigators in it, to systematically create and stack a laddered portfolio of highly-disruptive companies with significant risk mitigation in their business plan as they go to market.

We've already proven that we can do that with PureCycle. With PureCycle, as Bill mentioned, we have realized an over 23 times multiple on invested capital to the original investors in PureCycle. And as you've heard from Andy and Josh today, we have two companies that are on the tipping point of significant potential value creation. As Andy mentioned, the total addressable market for AeroFlexx is over or around $400 billion across many market segments. And we believe that AeroFlexx's flexible package that acts like a rigid has tremendous economic and sustainability benefits to customers and is already testing well in consumer testing in the marketplace. Accelsius, as you heard, could not be better positioned in terms of right place, right time. There is a fundamental need for a solution to cool chips, and there's a significant growth in data centers driven by many things like generative AI. So, this is a market that has a needed solution, and we expect that Accelsius will be a leader in this nascent segment of liquid two-phase cooling.

As Josh has already pointed out, the data center cooling market is expected to be $42 billion by 2029, and liquid cooling is now expected to be upwards of $8 billion of that by 2028, up from earlier estimates of $2.6 billion. So, this represents tremendous market potential. If we look at Accelsius and AeroFlexx even getting single-digit market share in the industries that they are in, that represents substantial value creation significantly beyond what we see as the valuation of Innventure going into this transaction. Going public is a core feature and part of Innventure's business model. Being a public company gives us access to capital markets and it gives us access to new business opportunities from multinationals that can see us. It also gives us the ability to maximize the valuation of our companies and to create liquidity for our investors. So, going public is a core part of Innventure's strategy.

Going public today is exceptionally timely because, again, we believe we're at the tipping point of significant value creation from the existing companies in our business. And that's important because at the end of the day, what we can do at Innventure by systematically creating and stacking a portfolio of companies is, at a consolidated level, we create the potential for high compound EBITDA and free cash flow growth at Innventure. And that's what you're investing in today when you're looking at Innventure. This concludes the formal part of the presentation. We are now going to go into Q&A, so I'm going to invite Bill, wherever he's gone, to come back up to the stage to direct Q&A. And for those that are on the webcast, please utilize the online portal to submit written questions, and we'll attempt to answer those live. Bill, good timing.

Bill Haskell, Chief Executive Officer:

Thank you sir, I appreciate that. I guess I'm in the hot seat, so I'll answer any questions that anybody has. Try to, anyway.

Sloan Bohlen, Investor Relations:

All right, so let me start, and hopefully, this is on for the webcast, but we'll start. Roland just spoke to the why go public, but maybe just give us a sense of obviously, very unique business model, but what's the competitive landscape for building the companies that you build? You'd mentioned venture capital or private equity. Obviously, they buy companies, but is there anybody else in the market that does this like you do?

Bill Haskell, Chief Executive Officer:

Well, I think we've seen a number of companies that do parts of what we do. We haven't really found anybody that does exactly what we do and provide all of the elements that we provide, particularly the closed loop model element of it. But I would say this, even if there were 10 of us in the marketplace, there's $700 billion just from 100 companies. And by the way, Procter & Gamble isn't even in the top 100, just to give you an idea. So, there are a lot of large companies that are producing a huge amount of intellectual property that represent opportunities that we have to select from. So, while there aren't any clear competitors, direct competitors, I'm not too anxious about it because there's so much opportunity.

Sloan Bohlen, Investor Relations:

Okay. Second question or I think one that would probably be a common one for folks in the room, in terms of the challenges that you guys typically encounter, obviously, the technologies have been developed somewhat, but to your point before, being able to execute and create a business model, maybe give us a sense of what some of the common challenges are. Is it the amount of capital you need to invest in something like a factory? Is it market adoption? Maybe just give us some sense of what the highest hurdles are.

Bill Haskell, Chief Executive Officer:

Really, it has been about accessing the proper talent pool to execute. I think we've done a really good job of that over the last few years. We've assembled a team of experts. And by the way, we're agnostic about sector, agnostic about technologies as Colin referenced. So, I think it's important to understand that we need first principle thinkers. Our DownSelect team, we have principally, scientists, people that have backgrounds in physics, science, various sciences that have the ability to look at a wide range of technologies across the spectrum and be able to quickly evaluate those. But I should also mention that we lever outside experts that are domain experts in every vertical that we go into. So, we have a lot of information before we hit the go button. But talent really is the biggest thing, although I think we're quite well-staffed at this point, and if we were to scale up our model, it only takes a handful of the right talent in order to scale up the model and not a lot of incremental capital to go from one a year to two a year if we decided we had the opportunity to do it.

Sloan Bohlen, Investor Relations:

Okay, I've got others, but let me just check and see if there's questions in the room. While we're waiting for those, I'll ask. In terms of capital allocation, not all companies or not all opportunities are created equal. So, curious in terms of investing in, say, the next newco relative to, say, putting more capital into something like Accelsius, which obviously has a very strong ramp. Curious how you guys think through that from a capital allocation perspective?

Bill Haskell, Chief Executive Officer:

Well, this comes back to the DownSelect, which I think Colin hit on in his presentation. But ultimately, we have the ability to optimize against a lot of different parameters, including how much capital we want to allocate, gestation period, and other things, so we can really pick and choose things that fit our availability in capital and the needs of our shareholders to get the best return. And one thing to point out is the look to go from zero to starting a newco isn't free, but it's relatively modest compared to the opportunity set. Even in the one that got to phase four that Colin mentioned, we spent well less than a million dollars going all the way through the evaluation process and prototyping the company before we finally said no. So, it's a very capital-efficient model in that regard.

Sloan Bohlen, Investor Relations:

Okay. Got one.

Alex Terzi, PNC Bank:

Quick question, Bill, you've done a great job of providing some information of what has come into the portfolio companies and to Innventure so far. Can you share a little bit about the technologies that you are discussing right now that are into play and at what stage you are at the DownSelect approach, please?

Bill Haskell, Chief Executive Officer:

We do have a pipeline of a lot of really interesting things that we've been evaluating. I'm not going to tell you what I think our next newco is, although I have a window into that and believe that there's a likelihood of that happening in the not too distant future because we need to make sure that it checks every single box before we say yes. So, I don't want to promise you something that is we think is potentially imminent that could fail at the last minute, which we had an example of in Colin's presentation. But I'll tell you that given that our multinationals have these acute needs in the sustainability space, it's a target-rich environment. So, we're seeing a lot of things in carbon capture, renewal fuels, all kinds of things in the sustainability space as just the general bucket, but we're not focused on a specific vertical specific industry or a specific technology. We're going where the opportunities lie, and that tends to be a target-rich environment.

Nehal Chokshi, Northland Capital Markets:

Thanks. Nehal Chokshi from Northland Capital Markets, you probably already addressed this, but I missed it. Why do you guys have only 2% of PureCycle Technologies?

Bill Haskell, Chief Executive Officer:

Great question. In the early days of Innventure, we had to access outside capital, of course, to be able to build a company. This was a company which was very capital-intensive. I think we raised well over a billion dollars for the company. We took in a lot of outside capital and given that we weren't public and didn't have access to capital markets at that point in time, we had to go outside to do that. Further, we actually distributed the shares that belonged to Innventure in specie at the time of the we taking it public in 2021. So, we distributed all of the shares that we had on our balance sheet to the shareholders of Innventure.

Nehal Chokshi, Northland Capital Markets:

So, how much did you have before distribution?

Bill Haskell, Chief Executive Officer:

I don't know the total answer. Mike, you may have a view on how much we owned at the time. It was a meaningful amount, but I can't tell you off the top of my head what that was. But the point is that our model has evolved into a different model altogether where we're going to provide that capital runway. Back to Sloan's question about which games are you going to pick to play? Are you going to look at things that are more PureCycle-like or more Accelsius-like? And again, that's a parameter I think we can evaluate to decide how much capital we want to deploy and what's the risk profile of that capital.

Nehal Chokshi, Northland Capital Markets:

And then, with PureCycle being basically your poster child of success, right, when it came through IPO through its SPAC, I believe projections initially at the SPAC IPO roadshow were like a billion dollars in revenue at calendar '25. I think right now, that projection is $100 million, albeit I think there's still a billion dollar projection out to calendar '27.

Bill Haskell, Chief Executive Officer:

Yep. True.

Nehal Chokshi, Northland Capital Markets:

Part of the story here is that Innventure is operational experts, so address that potential pushback that, hey, you have this poster childhood out here that may not be exhibiting operational excellence.

Bill Haskell, Chief Executive Officer:

Couple of things. First of all, I think PureCycle is executing very well now, but we lost commercial control of this business when we took it public in 2021. That's been three years now. So, we don't have decision-making power over PureCycle, and therefore, can't deploy our own resources to drive success in that business. But recognize that this is a very complex technology. It was at nascent stage at the time that we acquired it, but they've successfully now commercialized that company and have built a very large-scale plant in Ironton. Again, it took hundreds of millions of dollars to build a plant, but the proof is in the pudding in my sense. There are about a dozen more PureCycle plants that are on the drawing board to build that are partnering with people all over the world from South Korea, Belgium. We've got several, I think, eight more plants to build here in the US. So, there's a big pipeline of both demand for the product and support for commercializing it.

So, it did take longer than we had anticipated, but again, one of the reasons we're changing the model is so that we don't lose operating control, that we will have the ability to control these companies for a longer term. And by the way, independent of what the valuation is of PureCycle today, it should have an awful lot of runway left, room to run in terms of future growth of value because again, they're only on their first plant and optimizing the production of it as we speak.

Tony Fitzgerald, Axiom Capital:

Hi. Tony Fitzgerald, Axiom Capital. To what extent will the timeline for the evolution of, say, companies four or five match up with their ability to generate sufficient cash flow so you won't have to dilute the public market shareholders anymore?

Bill Haskell, Chief Executive Officer:

Understood. Well, it's hard to know what those timelines will be, although again, that's a parameter that we can evaluate and do as we go through our DownSelect process. We're looking at how long does it take to get to cash flow positive? What's the capital allocation required to support it? But based upon the trajectory of just Accelsius alone, our expectation is that if it hits what we think it will do over the next couple of years, it alone will generate sufficient cash flow to fund all of Innventure's needs and its children's needs on a go-forward basis. Without giving you pro forma projections of what it is, we have a pretty good view of where we're going to be, what the market opportunity is and our position in that market.

Sloan Bohlen, Investor Relations:

Bill, maybe just one more on thinking through synergy and efficiency, right, of these disparate businesses all being under one roof, obviously, DownSelect is something that you could scale across any newco that you decide to design, but as the companies get bigger, maybe talk about the opportunities or risks to going in so many different directions.

Bill Haskell, Chief Executive Officer:

Sure. Well, at the Innventure level, we have a relatively small team, which is focused on mostly picking the right game to play, providing the early operational support for our businesses, all the back office and so forth. That all happens at the Innventure level. But when these companies get to scale and they develop their own capabilities internally to do that, it takes the burden off us. So, we really operate more at a strategic value. We've turned Accelsius largely over to Josh and his team. His team is 45-ish employees going to 75 by year-end. So, he's got a fully-developed team to drive that business. And we are really, even though we're the majority owners, right, we're not micromanaging it, but we pay attention to it, and sit at the board level, and participate in strategic decisions about where that business is going to go. So, it's not like we have 15 people inside of Innventure that are running each one of the companies. Those companies sort of stand on their own two feet. Same is true in the case of AeroFlexx.

Kyle Nagarkar, Investor Relations:

Hey, Sloan, we have one from the webcast. You talked a little bit about the market traction that Accelsius is having. Can you talk a little bit about for AeroFlexx, what the demand pipeline looks like? Are there currently orders in the pipeline and what you're thinking there from a demand perspective?

Bill Haskell, Chief Executive Officer:

Okay. Yeah. Well, certainly, we have expectations. I'll just give you a little anecdote. You don't need a lot of orders to make a company like AeroFlexx be wildly successful. This brand, Dawn, which you saw up here, right there, they produce about 800 million packages a year just for that one product. And based upon the revenue generation, that one potential, that would make AeroFlexx a nine-figure revenue business in and of itself. So, you don't need a lot of orders.

I will say this, multinationals operate at a different pace than we at Innventure do. Their decisions are complex. There are many constituents in these multinationals. And by the way, that's why we have to plug into these multinationals at many different levels. We have C-suite level people who care about certain things. We have brand managers that have a different orientation and different needs that we have to fulfill. We have R&D folks, so we have to plug in at different levels and have a very tightly coupled relationships. But there are a number of things that we would anticipate coming out of AeroFlexx in the not-too-different future in terms of meaningful orders. And these will be based on brands that most people in this room would recognize.

Kyle Nagarkar, Investor Relations:

And then, I guess sticking on the multinational relationship front, can you talk a little bit more about that pipeline? How does a multinational come into your orbit? How are you actively going out and pursuing new relationships or just a little bit more detail on how that works?

Bill Haskell, Chief Executive Officer:

Sure. Well, initially it was based on existing relationships. We have a number of multinationals that we've had historical relationship with over not just in Innventure's lifetime, but even prior. And those are organizations that have gotten to know us pretty well, but we've been credentialed very nicely by the multinationals that we started businesses with in public forums. We went to the innovation roundtable in Copenhagen last fall. Multinationals were coming out of the woodwork and said, "Wow, if it's good enough for P&G, it's probably good enough for us." And we've had a lot of people coming to us, just as Tom mentioned, that Nokia came to us based upon hearing what we did with P&G. So, there's quite a big network effect, and a lot of these multinationals work with each other already. There's a lot of interconnected tissue amongst the family of multinationals.

And to Tom's point, if we had six multinationals, let's say, of the equivalent of our P&G or our Nokia, we probably could produce a company a year just from that subset. We have more than that engaged with us now, but it takes a while for us to fine tune our relationship with these multinationals so that we get higher quality of opportunities. We get a lot of stuff from multinationals, and when we first engage with them, most of it doesn't fit our filter. A lot of it gets rejected, but we give the multinationals very detailed feedback on why we reject certain things, and they get better, better at showing us technologies that not only are strategic for them, but that also fit our needs.

So, the quality of things that we get from P&G and Nokia are a cut above what we get from a multinational that we first engage with. But as time goes on, they get better at it. We get better at defining what we need for them and vice versa. So, again, if we have a half a dozen that are of that quality, that's sufficient for us, and we've got five times that that are circling in our orbit here.

Dan Stratemeier, Jefferies:

Hey, Bill. Dan Stratemeier from Jefferies. I guess I have a follow-up from a previous question, and then, another question. I think the point of PureCycle would be whatever the skeptical question was, your shareholders still return 23% or 23 times, right?

Bill Haskell, Chief Executive Officer:

Times. Yeah.

Dan Stratemeier, Jefferies:

So, your initial entry point is extremely important in this. And if it was distributed at a time, I followed that story closely, the 23 was probably 230 times, right? So, talk a little bit about that initial... Do these multinationals just sort of give you this technology? Is there a valuation conversation, and how involved are there? Is there a board that the multinationals sit on, and how controlling are they still? Obviously, this is very important to them generally. So, open question there, but I want to understand the relationship valuation point a little bit of the beginning there as well.

Bill Haskell, Chief Executive Officer:

First of all, we buy the technologies or acquire, license the technologies at a very small amount of money. We're talking about typically hundreds of thousands, over a million dollars maybe to acquire technologies that have tens of millions of dollars invested in them. So, our entry point is very, very capital-efficient for us. Number two, we require that these multinationals give us full operating control of the business without any influence from them because we don't want a one-customer company. This has to appeal to a broad range of customers in the marketplace. So, ultimately, they don't have any influence really on what drives our business. Their upside is driven by top line revenue growth. I'll give you a bit of an anecdote without a lot of specific numbers on it, and I'll give you directionally what we are hearing.

Take the technology we acquired from Nokia. Nokia has four divisions within Nokia that can avail themselves of this data center cooling technology. They have a routers and switches division. They have a division produce servers, they have telecom and so forth. By their own analysis, their view is that if all of those divisions avail themselves of this technology once commercialized, they could increase their top line by nine or even 10 figures. Very significant value to them, which far outstrips getting a few bucks for the technology when we acquire it from them. So, we acquired all that technology from Nokia for well less than a million dollars in cash. They have a single-digit royalty. So, they're incented, obviously, to see us be successful. But again, that pales in comparison to the upside revenue-generating growth, which is by far and away the most important thing to these multinationals. Growth is the number one thing they care about most. That's what drives shareholder value for them.

Dan Stratemeier, Jefferies:

But they're very involved, right? They helped out and mentored-

Bill Haskell, Chief Executive Officer:

They have helped out in certain great ways at times. In the case of AeroFlexx, as Andy pointed out, when we first started this company, there was no requirement for the package itself to be recyclable. The value proposition was really around source reduction, that we use a lot less plastic in the package itself. But it became necessary to create a package that's actually fully curbside recyclable in and of itself. That took some time. And P&G leaned in very heavily to help us with new film suppliers to get a film that we could recycle, helping us get through the regulatory cycle to show that we're recyclable. And there are different organizations which had to credential us. That, by the way, is what's held up the commercial rollout of AeroFlexx, is getting through the various standards organizations globally that have not only signed off on the packages being sustainable that meets all of the recyclability criteria. So, they're very valuable to us in helping in times of need, I'll call it. But does that address all of the elements to your question?

Sloan Bohlen, Investor Relations:

Okay. I think before I turn it back to Bill for any closing remarks, I'll just make a quick plug from an investor relations perspective. For everyone in the room, thank you so much, and for everyone online, to feel free to reach out to us. Happy to elaborate in more detail on calls, and we will certainly keep you guys up-to-speed on the timeline for the transaction. With that, I'll turn it back to Bill.

Bill Haskell, Chief Executive Officer:

Well, I would just say thank you all for coming, taking half a day out of your schedules. I know you're all busy. This is a very differentiated, different story and it's both a curse and a blessing for us. It's a curse in the sense that we don't fit an existing box. We don't fit neatly into venture capital, or neatly into private equity, or neatly into any other box, quite frankly. But we're unique, which has tremendous value upside as compared to some of these other asset classes. So, it's very important for us to be able to tell our story and get that story out broadly. So, we really appreciate all of you both virtually and in person here that could come and listen to it. I think the more that we can get in front of people and they understand it, the lights turn on and people get really excited about what we do. So, thank you all again.